Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

QOMPLX, INC.,

SUNRISE ACQUISITION, INC.,

SENTAR, INC.,

and

SUNRISE REP FUND, LLC, AS REPRESENTATIVE

Dated: February 22, 2021

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		2
Section 1.1	Certain Matters of Construction	3
Section 1.2	Certain Definitions	2

ARTICLE 2 THE MERGER		18
Section 2.1	The Merger	18
Section 2.2	Closing; Effective Time; Filing of Certificate of Merger	18
Section 2.3	Effect of the Merger	19
Section 2.4	Articles of Incorporation and By-laws of the Surviving Corporation	19
Section 2.5	Directors and Officers of the Surviving Corporation	19

ARTICLE 3 CONSIDERATION AND MANNER OF PAYMENT		20
Section 3.1	Merger Consideration; Conversion or Cancellation of Shares	20
Section 3.2	Company Stock Options and Related Matters	20
Section 3.3	Indebtedness and Transaction Related Expenses	22
Section 3.4	Closing	22
Section 3.5	Payment	23
Section 3.6	Adjustments	26
Section 3.7	Earnout Amount	28

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		31
Section 4.1	Organization	31
Section 4.2	Authorization	32
Section 4.3	No Conflicts	32
Section 4.4	Capitalization	33
Section 4.5	Financial Statements	34
Section 4.6	Absence of Undisclosed Liabilities	35
Section 4.7	Tangible Personal Property	35
Section 4.8	Contracts	36
Section 4.9	Real Property	42
Section 4.10	Litigation	43
Section 4.11	Compliance with Applicable Laws	43
Section 4.12	Intellectual Property	43
Section 4.13	Conduct of Business	48
Section 4.14	Absence of Questionable Payments	49
Section 4.15	Insurance	49
Section 4.16	Permits	50
Section 4.17	Employee Benefit Plans	50
Section 4.18	Affiliate Transactions	53
Section 4.19	Health, Safety and Environment	52
Section 4.20	Employees; Salaries; Personnel Agreements, Plans and Arrangements	54
Section 4.21	Workers Compensation	55
Section 4.22	Taxes	55
Section 4.24	Data Privacy and Security	57
Section 4.24	Bank Accounts	57

i

ii

INDEX OF EXHIBITS

Exhibit A	Principal Equityholders Agreement
Exhibit B	Noncompete Agreement
Exhibit C	Rollover Agreement
Exhibit D	Escrow Agreement
Exhibit E	Letter of Transmittal
Exhibit F	Option Cancellation Agreement
Exhibit G	Disbursement Agent Agreement
Exhibit H	Form of Employee IP Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is executed this 22nd day of February, 2021, by and among QOMPLX, Inc., a Delaware corporation (the “Parent”); Sunrise Acquisition, Inc., an Alabama corporation (the “Merger Sub”); Sentar, Inc., an Alabama corporation (the “Company”); and Sunrise Rep Fund, LLC, a Delaware limited liability company (the “Representative”) acting solely in its capacity as representative for Shareholders and Option Holders as provided herein and not in its individual capacity. Each of the foregoing parties may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire to enter into this Agreement and, subject to the conditions hereof and in accordance with the provisions of the Act, consummate the transactions contemplated herein pursuant to which the Parent will become the sole holder of all of the capital stock of the Company through a merger of Merger Sub with and into the Company (the “Merger”), following which the Company shall continue as the surviving corporation;

WHEREAS, as a result of the Merger, the Parent will hold all of the issued and outstanding capital stock of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has determined to submit the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, to the Shareholders for their approval and adoption as required under the Act and the Company’s charter;

WHEREAS, the Board has carefully considered the terms and conditions of this Agreement and has determined that the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Shareholders, and the Board recommends that the Shareholders vote to approve and adopt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger;

WHEREAS, immediately following the execution and delivery of this Agreement, the Principal Equityholders (collectively being the holders of a majority of the Company’s outstanding capital stock) and the Parent are expected to enter into the consent, indemnity, and support agreement attached hereto as Exhibit A (the “Principal Equityholders Agreement”) whereby the Principal Equityholders would agree to consent to this Agreement, approve the transactions contemplated hereto, and waive dissenters rights in accordance with the Act;

WHEREAS, each Principal Equityholder owns a substantial interest in the Company and its equity, each Principal Equityholder has been employed by and/or involved in the management of the Company, and, as a result of relationships with the Company and its customers, each Principal Equityholder is in possession of substantial confidential and proprietary information relating to the Company and its business; as a result, immediately following the execution and delivery of this Agreement, the Parent and each of certain Principal Equityholders are expected to enter into a Noncompete, Nonsolicitation, Confidentiality and Restrictive Covenants Agreement, attached hereto as Exhibit B (the “Noncompete Agreement”), pursuant to which each such Principal Equityholder would agree to be bound, effective as of the Closing Date, by certain restrictive covenants in exchange for the Parent agreeing to pay the Merger Consideration and otherwise become obligated under the terms hereof; and

WHEREAS, immediately following the execution and delivery hereof, Parent, the Company and the Rollover Equityholders are expected to enter into a Rollover Agreement attached hereto as Exhibit C (the “Rollover Agreement”), pursuant to which, subject to the terms and conditions thereof, (A) (i) the Rollover Equityholders would sell to Parent, and Parent would purchase from the Rollover Equityholders, a portion of the Company’s outstanding capital stock (the “Purchased Stock”) in exchange for a portion of the Parent’s equity as set forth therein, (ii) such transfer and exchange would be allocated among the Rollover Equityholders as set forth in the Rollover Agreement, and (iii) such Purchased Stock would have an aggregate value such that, if held by the Rollover Equityholders immediately prior to the Effective Time and delivered by them in the Merger, the Rollover Equityholders would receive an aggregate payment in Closing Merger Consideration in cash at the Closing equal to the Rollover Value (that is, excluding any payments that the holders of such Purchased Stock may receive after Closing, such as Per Share Working Capital Escrow Consideration, Per Share General Escrow Consideration and Per Share Earnout Consideration) or (B) the Rollover Equityholders and Parent would consummate a cash purchase transaction contemplated thereby (collectively, the “Rollover Transaction”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1         Certain Matters of Construction. A reference to an article, section, exhibit or schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, law or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws and regulations) by succession of comparable successor laws or regulations and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

Section 1.2         Certain Definitions. As used herein, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 12.10(b) hereof.

“Accountants” has the meaning set forth in Section 3.6(e) hereof.

“Acquisition Proposal” means any proposal relating to a possible (a) merger, consolidation or similar transaction involving the Company, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company representing, in the aggregate, twenty percent (20%) or more of the assets of such entity on a consolidated basis, (c) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of the Company, (d) liquidation, dissolution, or other similar type of transaction with respect to the Company or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated hereby.

“Act” means the Alabama Business Corporation Law.

“Adjusted EBITDA Threshold” has the meaning set forth in Section 3.7(a) hereof.

“Adjusted Working Capital” shall mean Current Assets less Current Liabilities.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specifically referenced herein and, with respect to any Person, any other Person: (i) which owns, directly or indirectly, more than twenty percent (20%) of the voting or economic interests in such Person; (ii) in which such Person owns, directly or indirectly, more than twenty percent (20%) of the voting or economic interests; or (iii) in which more than twenty percent (20%) of the voting or economic interests are owned, directly or indirectly, by a Person who has a relationship with such Person described in clause (i) or (ii) above.

“Affiliate Transactions” has the meaning set forth in Section 4.18 hereof.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” has the meaning set forth in the preamble hereto.

“Approved FOCI Mitigation Method” has the meaning set forth in Section 6.7(b).

“Articles of Incorporation” means the Company’s Articles of Incorporation, as amended.

“Base Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Base Purchase Price” means Ninety-Two Million Two Hundred Thousand Dollars ($92,200,000).

“Basket” has the meaning set forth in 10.6(b) hereof.

“Board” has the meaning set forth in the recitals hereto.

“Board Recommendation” has the meaning set forth in Section 4.2.

“Books and Records” means all books and records of the Company, including, but not limited to, all records, files, papers, sales and purchase correspondence, minute books, stock record books and other books of account and financial and employment records, whether in tangible or digital form.

“Business” means the business and operations as currently conducted or as currently proposed to be conducted by the Company, including providing software, solutions and/or services related to cyber-security, automated software vulnerability, code scanning, network monitoring, malware detection, and system management to, for, and on behalf of Governmental Authorities and other Persons.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of Alabama.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020).

“Certificate of Merger” has the meaning set forth in Section 2.2 hereof.

“Certificates” has the meaning set forth in Section 3.1(a).

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Balance Sheet” has the meaning set forth in Section 3.6(c) hereof.

“Closing Base Price” means (i) the Base Purchase Price, (ii) less the Payoff Amount, (iii) less the Estimated Underage, and (iv) plus the Estimated Overage.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Closing Merger Consideration” means the Base Purchase Price (a) plus the Estimated Overage, if any, (b) less the Estimated Underage, if any, (c) less the amount of the Rollover Value, (d) less the sum of the General Escrow Amount, the Working Capital Escrow Amount and the Expense Funds, (e) less the Payoff Amount, (f) less the Option Consideration; (g) less the SAR Consideration; and (h) less the maximum Earnout Amount.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and in effect thereunder.

“Common Stock” means the $.01 par value common stock of the Company which shall constitute all of the issued and outstanding capital stock of the Company at the Effective Time.

“Company” has the meaning set forth in the preamble hereto.

“Company Plan Affiliate” means the Company, any predecessor, and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, the Company and/or any predecessor under Section 414 of the Code or Section 4001 of ERISA.

“Company Share” or “Company Shares” means one or more shares of Common Stock.

“Company Software” means Software developed by the Company.

“Company Stock Incentive Plan” means the following equity incentive plans adopted by the Company: Sentar, Inc. 2005 Employee Equity Incentive Plan (dated September 1, 2005) and the Sentar, Inc. 2018 Equity Incentive Plan (dated November 1, 2018).

“Computer Systems” means any of, or combination of, computer software, computer hardware (whether general or special purpose), information technology systems, cloud-based storage platforms and systems, telecommunications capabilities (including voice, data or video networks), and other similar or related items of any automated, computerized or software system and any other network or system or related service that is owned, controlled, licensed, leased, operated, used, or held for use by the Company in the conduct of its business.

“Contracts” means any agreements, contracts, arrangements, understandings, or commitments, including, without limitation, purchase orders, licenses and leases, whether written or oral, to which the Company is a party or by which Company is bound.

“Current Assets” means the sum of the following items determined in accordance with GAAP, without duplication, (a) billed and unbilled customer receivables, (b) prepaid expenses, (c) cash and cash equivalents and other marketable securities, and (d) other current assets; provided, however, that no portion of the assets held under the Retention Plan shall be considered a Current Asset.

“Current Government Contracts” has the meaning set forth in Section 4.8(c)(i) hereof.

“Current Liabilities” means the sum of the following items determined in accordance with GAAP, without duplication, (a) accounts payable, (b) accrued payroll related liabilities (which, with respect to bonuses, shall be limited to bonuses that the Company is contractually obligated to pay within ninety (90) days after the Closing), (c) deferred revenue, (d) the cost of the Tail Policy under Section 7.2; and (e) other current liabilities; provided, however, that Current Liabilities shall not include (i) deferred Income Tax Liabilities, (ii) any items related to Indebtedness and Transaction Related Expenses which were included in the Payoff Amount and were paid at Closing; or (iii) any amounts due under or in connection with the Retention Plan to the extent satisfied with assets held under the Retention Plan.

“Data Privacy and Security Laws, Requirements, and Standards” means: (a) all laws and regulations applicable to the Company relating to the protection, collection, access, use, storage, disposal, disclosure, registration, processing, or transfer of Personal Data, including, but not limited to, the Health Insurance Portability and Accountability Act (HIPAA), the Gramm-Leach-Bliley Act (GLBA), the Fair Credit Reporting Act (FCRA), U.S. state data security and breach notification laws, the California Consumer Privacy Act (CCPA), the European Union General Data Protection Regulation (EU) 2016/679 (GDPR) and its predecessor European Union Directive 95/46/EC, and any other applicable U.S. and international laws concerning the privacy or security of Personal Data; (b) all laws applicable to the Company concerning the security of the Company’s software, solutions, applications, and/or Computer Systems; and (c) all agreements to which the Company is a party or otherwise bound that relate to the protection, collection, access, use, storage, disposal, disclosure, registration, processing, or transfer of Personal Data, as well as the security of Company software, solutions, applications, and/or Computer Systems.

“DCSA” means the Defense Counterintelligence and Security Agency.

“Defense Counsel” has the meaning set forth in Section 10.4 hereof.

“Defense Notice” has the meaning set forth in Section 10.4 hereof.

“Direct Claim” has the meaning set forth in Section 10.5 hereof.

“Direct Indemnification Defense Notice” has the meaning set forth in Section 10.5 hereof.

“Direct Indemnification Notice” has the meaning set forth in Section 10.5 hereof.

“Disbursement Agent” means JP Morgan Chase Bank, N.A.

“Disbursement Agent Agreement” has the meaning set forth in Section 3.5(a)(i).

“Dissenting Shares” has the meaning set forth in Section 3.5(c) hereof.

“Earnout Amount” has the meaning set forth in Section 3.7(a) hereof.

“Earnout Protest Notice” has the meaning set forth in Section 3.7(c) hereof.

“Earnout Report” has the meaning set forth in Section 3.7(b) hereof.

“Effective Time” has the meaning set forth in Section 2.2 hereof.

“Employee Benefit Plan” means (A) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, prescription drug plan, vision plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan, (B) “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan, and (C) any other similar plan, policy, commitment, program, arrangement or agreement, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement or consulting agreement, in each case, whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to by the Company (or any predecessor that operated the Business of the Company) for the benefit of any current or former employee, retiree, dependent, beneficiary, director, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any Company Plan Affiliate has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Employee IP Agreement” has the meaning set forth in Section 6.16 hereof.

“Enforceability Exceptions” has the meaning set forth in Section 4.2 hereof.

“Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and in effect thereunder.

“Escrow Agent” means JP Morgan Chase Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among Parent, the Representative and the Escrow Agent as defined therein, substantially in the form of Exhibit D attached hereto.

“Escrow Deficiency” has the meaning set forth in Section 10.7(a) hereof.

“Estimated Balance Sheet” has the meaning set forth in Section 3.6(b) hereof.

“Estimated Overage” has the meaning set forth in Section 3.6(b) hereof.

“Estimated Underage” has the meaning set forth in Section 3.6(b) hereof.

“Estimated Working Capital” has the meaning set forth in Section 3.6(b) hereof.

“Expense Funds” has the meaning set forth in Section 12.1(b).

“Expiration Date” means the second (2nd) anniversary of the Closing.

“Exploit” means develop, design, test, modify, make, use, sell, offer for sale, have made, used and sold, import, export, copy, reproduce, publish, display, perform, market, distribute, commercialize, license, sublicense, make available, support, maintain, correct, translate and create derivative works of, in any medium or means of storage or transmission.

“FAR” has the meaning set forth in Section 4.8(c)(iii) hereof.

“Financing Transaction” means the debt and/or equity financing transaction(s) proposed to be entered into by Parent with the Funding Source, the proceeds of which are used, in whole or in part, to finance Parent’s consummation of the Merger and other transactions contemplated by this Agreement.

“Financial Statements” has the meaning set forth in Section 4.5 hereof.

“First Release Date” has the meaning set forth in 3.4 hereof.

“FOCI” has the meaning set forth in Section 6.7(b).

“Fraud” means common law fraud as determined in accordance with applicable Laws of the State of Delaware (other than innocent mistake and negligent fraud).

“Fully Diluted Company Shares” means, without duplication, (a) the number of Company Shares outstanding immediately prior to the Effective Time, (b) plus the number of shares of Company Common Stock included in the Purchased Stock transferred to Parent in the Rollover Transaction, and (c) plus any other equity interests in the Company outstanding immediately prior to the Effective Time, in all cases, excluding (i) the number of Company Shares underlying (or issuable upon the exercise in full of) all of the Options, and (ii) the number of Company Shares that are represented by the SARs or on which the value of the SARs are based.

“Fundamental Representations” means the representations and warranties set forth in Sections 4.1(Organization), 4.2(Authorization), 4.4 (Capitalization), 4.18 (Affiliate Transactions), 4.22 (Taxes) and 4.25 (Brokers’ or Finders’ Fees).

“Funding Source” means Tailwind Acquisition Corp., a Delaware corporation.

“GAAP” means United States generally accepted accounting principles consistently applied by the Company.

“General Escrow Amount” an amount equal to twelve and one-half percent (12.5%) of the Base Purchase Price.

“General Escrow Funds” has the meaning set forth in Section 3.4 hereof.

“Government Contract” means any Contract of the Company with a Governmental Authority, including without limitation any blanket purchasing agreement or task order pursuant to such a contract; the term “Government Contract” shall also include any subcontract (at any tier) of the Company with another Person that holds either a prime contract with such a Governmental Authority, a subcontract (at any tier) under such a prime contract, or any teaming agreement or joint venture with any Person in connection with any Government Contract or the potential award of a Government Contract.

“Government Contract Bid” means any offer, proposal or quote for goods or services to be delivered pursuant to a Government Contract or to or in support of a Governmental Authority under a proposed Government Contract.

“Government Rights” means any rights granted by the Company in the ordinary course of business to, or otherwise held by, a Governmental Authority in or to any software or technical data (as the terms are defined in FAR 2.101) developed in whole or in part by the Company at the expense of a Governmental Authority, including in connection with any Small Business Innovation research (or SBIR) Contract.

“Governmental Authority” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); and (d) public or private arbitrator.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental and Safety Requirements.

“Holders” means the Shareholders.

“Income Tax” means any federal, state, local or foreign tax which is imposed or determined with reference to (i) gross or net income or profits (including, but not limited to, capital gains, gross receipts or minimum tax but in no event including any sales or use tax, property tax, withholding tax, social security tax, or payroll tax) or (ii) multiple bases, including corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (i), together with any interest and penalties, fines, additions to tax or additional amounts imposed by any tax authority.

“Indebtedness” means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations of such Person under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all obligations, including reimbursement obligations, of such Person in respect of bankers’ acceptances or letters of credit, (vii) all obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (ix) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (x) any negative cash balance in any bank account, (xi) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) or (ix) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (xii) all refinancings of any of the foregoing obligations, and (xiii) all accrued but unpaid interest relating to the foregoing, and all prepayment penalties, premiums, costs and fees that would arise or become due as a result of the payment or prepayment of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 10.4 hereof.

“Indemnifying Party” has the meaning set forth in Section 10.4 hereof.

“Information Statement” has the meaning set forth in Section 6.10(c) hereof.

“Initial FOCI Disclosure” has the meaning set forth in Section 6.7(b).

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (a) issued United States and foreign patents and patent applications, including provisional applications, and any divisionals, continuations, continuations-in-part, renewals, reexaminations, substitutions, extensions, or reissues thereof, any other indicia of invention ownership granted by any Governmental Authority, and the rights related thereto (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, doing business designations, brand names, logos, other indicia of origin, Internet domain names, and any other designations of source or origin (including, in each case, the goodwill associated therewith), whether registered, unregistered or common law, and all registrations and applications for registration and renewal thereof (collectively, “Trademarks”); (c) works of authorship (whether or not copyrightable and whether published or unpublished), including content, copyright registrations, and applications for copyright registration, and any reversions, extensions or renewals thereof (collectively, “Copyrights”); (d) trade secrets and other forms and types of confidential, proprietary or non-public business, financial, research or development, pricing and cost, or technical information, concepts, ideas, designs, processes, procedures, techniques, specifications, operating and maintenance manuals, drawings, methods, know-how, data, databases, formulas, compositions, methods, customer and supplier lists and information, mailing lists, business and marketing plans, proposals, inventions, discoveries and invention disclosures (whether or not patentable, but in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued patents) and the trade secret rights that are related thereto; (e) computer software, including all source code, object code, applications, utilities and development tools, and documentation related thereto (collectively, “Software”); (f) mask works and registrations and applications for registration thereof (collectively, “Mask Works”); (g) “technical data” as defined in 48 Code of Federal Regulations Part 52 and underlying agency supplements; (h) all other intellectual property or proprietary rights, including author’s, inventor’s and moral rights; (i) copies and tangible embodiments of any of the foregoing in clauses (a) to (h), in whatever form or medium; and (j) all rights to assert, defend and recover for any past, present or future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing in clauses (a) to (i).

“Internal Systems” means the computer, communications network and other information technology systems used by the Company.

“Inventory” means all raw materials, work-in-process and finished goods inventory of the Company.

“IP Agreements” has the meaning set forth in Section 4.12(a)(ii) hereof.

“Knowledge” means (a) the actual knowledge of Peter Kiss, Darren Kraabel, Bridget McCaleb, any other Principal Equityholder and any other officer or director of the Company and (b) such knowledge as any of the foregoing persons would reasonably be expected to have after due inquiry into the matter.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, Order, permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant party or its properties.

“Letter of Transmittal” has the meaning set forth in Section 3.1(a) hereof.

“Liabilities” means Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

“Liens” means any claims, liens, charges, liabilities, obligations, covenants, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.

“Losses” means any Liability, judgment, settlement, cost or expense of any nature (including, without limitation, reasonable attorneys’ fees).

“Malicious Code” means any disabling device, virus, worm, back door, cancel bot, remote control, “time bomb,” “lock,” “drop-dead device,” spyware, keyboard logger, Trojan horse, access control, disabling device or other disruptive or malicious code that may or is intended to impair the intended performance of or otherwise permit unauthorized access to, hamper, delete or damage any Product, Internal System, or any computer system, software, network or data.

“Material Adverse Effect” means any event, circumstance, change or effect, individually or in the aggregate, that has resulted in, or could reasonably be expected to result in, a material adverse change in, or has had, or could reasonably be expected to have, a material adverse effect on, (a) the right or ability of the Company to consummate the transactions contemplated herein or (b) the business, assets, business prospects, liabilities, condition (financial or otherwise) or results of operations of the Company taken as a whole, other than the following (but only to the extent the Company is not disproportionately affected thereby relative to other participants in the industry in which the Business is currently conducted): (i) effects that are generally applicable to the industries and markets in which the Company operates, (ii) effects resulting from changes in the United States or world financial markets or general economic conditions, (iii) any changes in applicable Laws or accounting rules or principles, including changes in GAAP, (iv) effects arising out of the public announcement of the Transaction; or (v) effects caused by any acts of God, natural disasters, pandemics, epidemics, acts of terrorism or war (whether or not declared), or any escalation or worsening of acts of war.

“Material Government Bid” has the meaning set forth in Section 4.8(c)(iii) hereof.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” means (a) the Closing Merger Consideration, (b) plus the distributions of the Working Capital Escrow Funds, if any, (c) plus the True-Up Adjustment in the Representative’s favor, if any, (d) plus the distributions of the General Escrow Funds, if any, and (e) plus the Earnout Amount, if any.

“Merger Sub” has the meaning set forth in the preamble hereto.

“NDA” means that certain Project Sunrise Confidentiality Agreement executed by Parent and a representative of the Company as of October 5, 2020.

“Noncompete Agreement” has the meaning set forth in the recitals hereto.

“Open Source Software” means, collectively, Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning Software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, BSD License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License (SISL), Apache License and Business Source License), any derivative of the foregoing, and any other Software that is made available pursuant to a license that purports to require the distribution of or access to source code or purports to restrict one’s ability to charge for distribution of or to use Software for commercial purposes.

“Option” means any right to purchase, option (whether vested or unvested, and whether or not issued under any of the Company Stock Incentive Plans), warrant or other security convertible or exchangeable into shares of Common Stock or other equity interests of the Company; provided, that the Options shall not include the SARs.

“Option Cancellation Agreement” has the meaning set forth in Section 3.2(d) hereof.

“Option Cancellation Schedule” has the meaning set forth in Section 3.2 hereof.

“Option Consideration” has the meaning set forth in Section 3.2(a) hereof.

“Option Holder” means each Person that holds an Option.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority, in each case whether preliminary or final.

“Ownership Interest” means, with respect to each Principal Equityholder, the number of issued and outstanding shares of capital stock of the Company held by such Principal Equityholder divided by the total number of issued and outstanding shares of capital stock of the Company held by all Principal Equityholders.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Indemnified Parties” has the meaning set forth in Section 10.1 hereof.

“Parties” and “Party” have the meaning set forth in the preamble hereto.

“Payoff Amount” has the meaning set forth in Section 3.3.

“Payoff Letter” has the meaning set forth in Section 3.3.

“Per Option Merger Consideration” means, for each Option, an amount in cash equal to (a) the quotient of (i) the Closing Base Price divided by (ii) the sum, without duplication, of the number of Fully Diluted Company Shares, the number of Company Shares underlying (or issuable upon the exercise in full of) all of the Options and the number of Company Shares that are represented by the SARs or on which the value of the SARs are based, less (b) the exercise price per share of each such Option.

“Per SAR Merger Consideration” means, for each SAR, an amount in cash equal to (a) the quotient of (i) the Closing Base Price divided by (ii) the sum, without duplication, of the number of Fully Diluted Company Shares, the number of Company Shares underlying (or issuable upon the exercise in full of) all of the Options and the number of Company Shares that are represented by the SARs or on which the value of the SARs are based, less (b) the strike price applicable to such SAR.

“Per Share Closing Merger Consideration” means an amount in cash equal to the quotient of (a) the Closing Merger Consideration divided by (b) the number of Fully Diluted Company Shares (but excluding the number of shares of Company Common Stock included in the Purchased Stock transferred to Parent in the Rollover Transaction).

“Per Share Earnout Consideration” means an amount in cash equal to the quotient of (a) the Earnout Amount, divided by (b) the number of Fully Diluted Company Shares.

“Per Share General Escrow Consideration” means, with respect to each release of the General Escrow Funds, if any, to the Disbursement Agent on behalf of the Holders pursuant to the terms and conditions of the Escrow Agreement, an amount in cash equal to the quotient of (a) the amount of such release, divided by (b) the number of Fully Diluted Company Shares.

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a) hereof.

“Per Share Working Capital Escrow Consideration” means, with respect to each release of Working Capital Escrow Funds, if any, to the Disbursement Agent on behalf of the Holders pursuant to the terms and conditions of the Escrow Agreement, an amount in cash equal to the quotient of (a) the amount of such release, divided by (b) the number of Fully Diluted Company Shares.

“Per Share True-Up Adjustment” means an amount in cash equal to the quotient of (a) the True-Up Adjustment in the Representative’s favor, if any, divided by (b) the number of Fully Diluted Company Shares.

“Permits” means all permits, licenses, certifications, approvals and authorizations by or of, or registrations with, any Governmental Authority, including but not limited to, vehicle and business licenses; provided, that Permit shall not include any authorization or certifications of the Company related to its status as a small business or a woman-owned small business.

“Permitted Liens” means (a) any Lien for Taxes (i) not yet due or delinquent, (ii) being contested in good faith by appropriate proceedings identified in the Disclosure Schedules or (iii) that may thereafter be paid without penalty, (b) any statutory Lien arising in the ordinary course of business by operation of Law, (c) any minor imperfection of title or similar Lien that is not material in amount and does not materially detract from the value of or materially impair the existing use of the property affected by such imperfection or Lien, (d) any Lien affecting any property, real or personal, that is created pursuant to any lease of property, real or personal, the obligations under which are capitalized on the Financial Statements and disclosed in the Disclosure Schedules, and (e) with respect to Real Property, (1) any encroachment, encumbrance, variation or adverse circumstance affecting such Real Property that would be disclosed by an accurate and complete land survey and not shown by the public records and which does not and would not reasonably be expected to materially impair the continued use following the Closing Date of such Real Property in the operation of the Business and (2) all recorded easements, covenants and other restrictions that are recorded in the public land records applicable to such Real Property.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Data” means (a) any and all information or data relating to one or more individuals that is personally identifying (i.e., data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household), including (i) personal identifiers, such as name, postal address, telephone number, and data of birth, (ii) identification numbers issued by a governmental authority, such as a Social Security Number, driver’s license number, Tax Identification Number, and passport number, (iii) online identifiers, email addresses, social media handles, Internet or software-based usernames, Internet Protocol addresses, cookie identifiers, and device identifiers, (iv) login credentials, such as usernames and passwords, (v) financial information, such as credit and debit card numbers, account numbers, access codes, security questions and answers, consumer report information, and insurance policy numbers, (vi) demographic information, such as information relating to an individual’s race, gender, age, ethnicity, religion, philosophy, political affiliation, or sexual orientation, (vii) biometric identifier, such as fingerprint, scan of hand or face geometry, retina or iris scan, and voiceprint, (viii) genetic information, and (ix) individual medical or health information, including protected health information governed by HIPAA and the regulations promulgated thereunder; and (b) any and all other information, the processing of which is regulated by an applicable law relating to data privacy or protection.

“Pre-Closing Return” has the meaning set forth in Section 11.1(a) hereof.

“Principal Equityholders” means Karen Kiss, Peter Kiss, Bridget McCaleb, Dale Brown, Darren Kraabel, Diane Kraabel, and April Nadeau.

“Principal Equityholders Agreement” has the meaning set forth in the recitals hereto.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) involving the Company commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Product” means any Company Software or hardware distributed or made available (including for use on a service, “as-a-service” or subscription basis or on a hosted service or similar “cloud” service basis) by or on behalf of the Company at any time.

“Protest Notice” has the meaning set forth in Section 3.6(d) hereof.

“Purchase Price” means the aggregate amount payable by Parent hereunder.

“Real Property” has the meaning set forth in Section 4.9(b) hereof.

“Related Party” means any Shareholder, any Option Holder, any Affiliate of the Company, any officer, director or employee of the Company, any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any of the foregoing Persons or individuals owns any material beneficial interest.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

“Representative” has the meaning set forth in the preamble hereto.

“Requisite Shareholders’ Approval” has the meaning set forth in Section 4.2 hereof.

“Retention Plan” means that certain Deferred Payment Retention Plan adopted by the Company effective as of September 16, 2015.

“Revenue Target” has the meaning set forth in Section 3.7(a) hereof.

“Rollover Equityholders” means the Principal Equityholders that are participating in the Rollover Transaction, as set forth on Schedule 1.2.

“Rollover Transaction” has the meaning set forth in the recitals hereto.

“Rollover Value” means Four Million Dollars ($4,000,000).

“SARs” means the Stock Appreciation Rights or SARS, as defined in the SAR Plan, that are outstanding as of immediately prior to the Closing.

“SAR Plan” means that certain Stock Appreciation Rights Plan adopted by the Company as of September 15, 2018.

“Second Release Date” has the meaning set forth in 3.4 hereof.

“Services” means any services (other than Products) provided by or on behalf of the Company at any time to third parties, including maintenance services, support services and consulting services.

“Shareholders” means, collectively, all Persons that hold Company Shares.

“Shareholder Indemnified Parties” has the meaning set forth in Section 10.3 hereof.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Shrink-Wrap Licenses” has the meaning set forth in Section 4.12(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Sunrise 2021 Adjusted EBITDA” has the meaning set forth in Section 3.7(a) hereof.

“Sunrise 2021 Adjusted Revenue” has the meaning set forth in Section 3.7(a) hereof.

“Sunrise 2021 Revenue” has the meaning set forth in Section 3.7(a) hereof.

“Sunrise 2021 Revenue Threshold” has the meaning set forth in Section 3.7(a) hereof.

“Surviving Corporation” has the meaning set forth in Section 2.1 hereof.

“Tail Policy” has the meaning set forth in Section 7.2 hereof.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, lease, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included) in any Tax Return relating thereto.

“Tax Liability” means any Liability or obligation of whatever kind or nature for or relating to Taxes (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes relating to the Business or the administration of any Laws, regulations or administrative requirements relating to any Taxes, whether foreign or domestic.

“Third Party Claim” has the meaning set forth in Section 10.4 hereof.

“Threshold Amount” means Three Million Three Hundred Thousand Dollars ($3,300,000).

“Transaction Documents” means each of the agreements, certificates, documents and instruments executed and delivered in connection with this Agreement, including without limitation the Escrow Agreement, the Principal Equityholders Agreements, and the Noncompete Agreements.

“Transaction Related Expenses” means (a) the transaction expenses incurred by the Company or for which the Company is liable in any way in connection with the transactions contemplated by this Agreement, including, the fees and disbursements of the Company’s investment bankers, independent accountants and the legal or other advisors to any Shareholder or the Company in connection with the transactions contemplated hereby to the extent payable by the Company; and (b) the employer’s share of all employment Taxes related to the Option Consideration and SAR Consideration in connection with the transaction contemplated herein.

“Transaction” means the transaction contemplated herein.

“True-Up Adjustment” means the following amount (which may be positive or negative) equal to the sum of (i) the amount, if any, by which the Company’s Adjusted Working Capital reflected on the final Closing Balance Sheet exceeds the Threshold Amount; provided, however, the amount in this clause (i) shall not exceed $500,000, (ii) less the amount, if any, by which the Base Amount exceeds the Company’s Adjusted Working Capital reflected on the final Closing Balance Sheet, (iii) plus the Estimated Underage (if any), (iv) less the Estimated Overage (if any), (v) minus any Indebtedness not included in the Payoff Amount, and (vi) minus any Transaction Related Expenses not included in the Payoff Amount. If the True-Up Adjustment is a positive number, it shall be in the Representative’s favor and if the True-Up Adjustment is a negative number, it shall be in the Parent’s favor.

“Working Capital Escrow Amount” means an amount equal to Five Hundred Forty Thousand Dollars ($540,000).

“Working Capital Escrow Funds” has the meaning set forth in Section 3.4(d) hereof.

ARTICLE 2
THE MERGER

Section 2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the successor or surviving corporation and shall continue its existence under the laws of the State of Alabama. The Company, as the surviving corporation after the consummation of the Merger, may be referred to herein as the “Surviving Corporation.”

Section 2.2             Closing; Effective Time; Filing of Certificate of Merger; Rollover Transaction. Subject to the fulfillment or waiver of each of the conditions contained in Article 8, as soon as it is reasonably practicable following the satisfaction or waiver of all of the conditions contained in Article 8, other than those conditions which by their terms are to be satisfied or waived at Closing, a closing (the “Closing”) of the transactions contemplated in this Agreement shall take place at the offices of Lanier, Ford, Shaver & Payne, PC in Huntsville, Alabama (or such other place and time as the Parties may agree). The “Closing Date” shall be the date on which the Closing shall actually occur. Subject to the terms of this Agreement, the Parties shall, on the Closing Date, cause the Merger to be consummated by filing a properly executed Articles or Certificate of Merger, in a form mutually acceptable to the Company and Parent, or other appropriate documents (the “Certificate of Merger”), with the Secretary of State of Alabama in accordance with the provisions of the Act. When used herein, the term “Effective Time” shall mean the date and time when the Certificate of Merger has been filed with the Secretary of State of Alabama and becomes effective in accordance with the provisions of the Act or such date and time as the Parent and the Company may mutually agree in the Certificate of Merger. The Company agrees to consummate the Rollover Transaction on the same day as the Closing, immediately prior to the Closing. The Parties intend for the Closing to occur substantially concurrently with the consummation of the Financing Transaction.

Section 2.3             Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities and duties of the Company and Merger Sub shall become the Liabilities and duties of the Surviving Corporation.

Section 2.4            Articles of Incorporation and By-laws of the Surviving Corporation.

(a)           Articles of Incorporation; Name. At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in its entirety at the sole discretion of the Parent, and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)          By-laws. At the Effective Time, the by-laws of the Company shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub in effect immediately prior to the Effective Time and, as so amended and restated, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.5             Directors and Officers of the Surviving Corporation.

(a)           Directors. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and by-laws.

(b)           Officers. The officers of Merger Sub shall be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation, and by-laws.

ARTICLE 3

CONSIDERATION AND MANNER OF PAYMENT

Section 3.1             Merger Consideration; Conversion or Cancellation of Shares. Subject to the terms and conditions set forth herein, including, without limitation, the adjustments in this Article 3, the aggregate maximum Merger Consideration and Rollover Value to be paid or delivered in exchange for all capital stock of the Company (and any other securities of the Company, including, without limitation, all Options, warrants or any other rights to acquire or receive any capital stock of the Company, or the SARS or any other stock appreciation rights, phantom units, profit participation or other similar rights with respect thereto, whether vested or unvested, if any) shall be the Base Purchase Price. At the Effective Time, the manner of converting or canceling shares of capital stock of the Company and Merger Sub shall be as follows:

(a)           Conversion of Company Shares. Subject to Section 3.5(c) hereof with respect to Dissenting Shares, each Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and shall be converted automatically into the right to receive the following, upon the surrender by the Holder thereof to the Representative and the surrender by the Representative to the Disbursement Agent (in each case, sent in accordance with the instructions set forth in the Letter of Transmittal) of the stock certificate representing such Company Share (each such certificate, a “Certificate” and collectively, the “Certificates”) and a letter of transmittal substantially in the form of Exhibit E (the “Letter of Transmittal”): (i) the Per Share Closing Merger Consideration, (ii) subject to and in accordance with the terms and conditions of the Escrow Agreement, a contingent right to receive the Per Share General Escrow Consideration, if any, (iii) subject to and in accordance with the terms and conditions of the Escrow Agreement, a contingent right to receive the Per Share Working Capital Escrow Consideration, if any, (iv) a contingent right to receive the Per Share True-Up Adjustment, if any, and (v) a contingent right to receive the Per Share Earnout Consideration, if any (collectively the “Per Share Merger Consideration”). Subject to the foregoing in this Section 3.1, each holder of a Certificate shall thereafter cease to have any rights with respect to such Company Share, except the right to receive the Per Share Merger Consideration hereunder. Notwithstanding the foregoing, the right to receive the Per Share Merger Consideration shall not be effective until the Disbursement Agent receives such Certificate and Letter of Transmittal in accordance with Section 3.5 and the Disbursement Agent Agreement.

(b)           Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

(c)           Cancellation of Treasury Stock. All of the Company Shares that are owned by the Company as treasury stock shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no portion of the Merger Consideration shall be delivered in exchange therefor.

Section 3.2            Company Stock Options, SARs and Related Matters.

(a)          Each Option to purchase a Company Share granted under the Company Stock Incentive Plan and each Option to purchase a Company Share issued by the Company other than pursuant to the Company Stock Incentive Plan which is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, be canceled in accordance with Section 3.2(c), in consideration for the right to receive pursuant to Section 3.5 the Per Option Merger Consideration (such aggregate amounts, collectively, the “Option Consideration”).

(b)           Prior to the Closing, the Company shall take all actions necessary (including, without limitation, obtaining any Shareholder or Option Holder approvals) to ensure that (i) all Options granted under the Company Stock Incentive Plan (whether or not vested or exercisable) are terminated, cancelled and of no further force and effect, with no rights or obligations surviving or arising from such termination, (ii) all other Options issued by the Company (whether or not vested or exercisable) are terminated, cancelled and of no further force and effect, with no rights or obligations surviving or arising from such termination, and (iii) each Company Stock Incentive Plan is terminated, cancelled and of no further force and effect, with no rights or obligations surviving or arising from such termination, in each case immediately prior to the Effective Time. For the avoidance of doubt, each Company Stock Incentive Plan shall terminate immediately prior to the Effective Time and the provisions in any other plan, agreement, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be of no further force and effect and shall be deemed to be terminated immediately prior to the Effective Time.

(c)          At the Effective Time, the Option Consideration shall be paid by the Parent, at the Company’s direction, to the Company’s payroll provider, which such payroll provider shall distribute the portion of the Option Consideration payable to the Option Holders pursuant to the Option Cancellation Schedule to the Option Holders after taking into account the withholding Taxes referenced herein and cause such withholding Taxes to be paid to applicable Tax authorities in accordance with applicable Law. Notwithstanding the foregoing, no Option Holder shall receive any portion of the Option Consideration until such Option Holder’s delivery to the Company of an option cancellation agreement, substantially in the form attached hereto as Exhibit F (each, an “Option Cancellation Agreement”), canceling such Option Holder’s Options (and providing a general release for the benefit of the Company, the Parent and their respective Affiliates), or until the Company has cancelled such Options in accordance with the applicable Option grant documents. Notwithstanding the foregoing, all amounts payable to an Option Holder hereunder shall be reduced by amounts required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. All such withholding Taxes shall be paid as provided above and shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made.

(d)          Attached hereto as Schedule 3.2(d) is a schedule setting forth the amount that would become due to each Option Holder in accordance with Section 3.2(c) based upon the assumptions provided therein as to the Payoff Amount, Estimated Overage and Estimated Underage, including the name and address of each Option Holder, the number of Company Shares underlying the Options held by each such Option Holder immediately prior to the Effective Time, the applicable withholding and other payroll Taxes and the applicable employer portion of employment Taxes required to be paid in connection with such payment (the “Option Cancellation Schedule”). Not less than three (3) Business Days prior to Closing, the Representative shall provide the Parent with and certify to any updates to the Option Cancellation Schedule required as a result of any differences between the assumptions therein and the actual Payoff Amount, Estimated Overage and Estimated Underage at the Closing.

(e)           Each SAR granted under the SAR Plan which is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, be canceled by the Company in consideration for the right to receive the Per SAR Merger Consideration (such aggregate amounts, collectively, the “SAR Consideration”). At the Effective Time, the SAR Consideration shall be paid by the Parent, at the Company’s direction, to the Company’s payroll provider, which such payroll provider shall distribute the portion of the SAR Consideration payable to the holders of SARs pursuant to the SAR Schedule after taking into account the withholding Taxes referenced herein and cause such withholding Taxes to be paid to applicable Tax authorities in accordance with applicable Law.

(f)           Attached hereto as Schedule 3.2(f) is a schedule setting forth the amount that would become due to each holder of SARs in accordance with Section 3.2(e) based upon the assumptions provided therein as to the Payoff Amount, Estimated Overage and Estimated Underage, including the name and address of each holder of SARs, the number of SARs held by each such holder of SARs immediately prior to the Effective Time, the applicable withholding and other payroll Taxes and the applicable employer portion of employment Taxes required to be paid in connection with such payment (the “SAR Schedule”). Not less than three (3) Business Days prior to Closing, the Representative shall provide the Parent with and certify to any updates to the SAR Schedule required as a result of any differences between the assumptions therein and the actual Payoff Amount, Estimated Overage and Estimated Underage at the Closing

Section 3.3             Indebtedness and Transaction Related Expenses. Not less than three (3) Business Days prior to Closing, the Company shall deliver to Parent a schedule setting forth the amount due to each payee of the Company’s Indebtedness and Transaction Related Expenses. At the Closing, Parent shall deliver (a) any amounts necessary to pay off all Indebtedness, if any, as of the open of business on the Closing Date, to each holder of Indebtedness or a security interest in and to the Company’s assets in an amount equal to such holder’s Indebtedness or in an amount equal to the security interest in and to the Company’s assets, and (b) any amounts necessary to pay all Transaction Related Expenses, if any, to each service provider owed Transaction Related Expenses in an amount equal to the portion of the Transaction Related Expenses owed to such Person (the aggregate amount of all such payments, the “Payoff Amount”), in each case consistent with the schedule described above and for the benefit of and on behalf of the Company and the Shareholders, by wire transfer of immediately available funds, to the account or accounts at a bank or banks specified in a payoff letter (a “Payoff Letter”) stating that, upon payment of the amount specified in the Payoff Letter, without any further action of any person, such holder of Indebtedness or the party owed Transaction Related Expenses shall be paid in full, shall not look to the Company for any further payment, the applicable contract shall be terminated, with no rights or obligations surviving or arising from such termination, and, if applicable, such holder of Indebtedness shall release its security interest and authorize Parent and the Surviving Corporation to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release or discharge the financing statements, security interests or other Liens of such holder of Indebtedness, and evidence the release or discharge of such financing statements, security interests or other Liens on or against the assets of the Company.

Section 3.4             Escrow.

(a)            Subject to the terms and conditions hereof and in reliance upon the representations, warranties, and covenants contained herein, at the Closing Parent shall deposit the General Escrow Amount and the Working Capital Escrow Amount on behalf of the Holders with the Escrow Agent.

(b)           Such General Escrow Amount (plus all income accrued thereon and less any distributions therefrom) (the “General Escrow Funds”) shall be maintained by the Escrow Agent to secure the obligations under Article 10 of this Agreement. On or before the date which is two (2) Business Days after the first (1st) anniversary of the Closing Date (the “First Release Date”), the Parent and the Representative shall execute and deliver joint written instructions authorizing and directing the Escrow Agent to release to the Disbursement Agent the amount of the General Escrow Funds, if any, that exceeds the sum of (1) one-half of the General Escrow Amount and (2) the aggregate amount of all pending, unresolved or unpaid claims against the General Escrow Funds on the First Release Date. On or before the date which is two (2) Business Days after the second (2nd) anniversary of the Closing Date (the “Second Release Date”), the Parent and the Representative shall execute and deliver joint written instructions authorizing and directing the Escrow Agent to release to the Disbursement Agent the balance of the General Escrow Funds, if any, that exceeds the aggregate amount of all pending. unresolved or unpaid claims against the General Escrow Funds on the Second Release Date. The Parent and the Representative shall execute and deliver joint written instructions authorizing and directing the Escrow Agent to release to the Disbursement Agent the General Escrow Funds remaining unpaid after the Second Release Date, if any, after all claims against the General Escrow Funds are resolved with no right of appeal. Such joint written instructions shall be executed by the Parent and the Representative within five (5) Business Days after the Second Release Date. In the event of a dispute regarding the distribution of the Escrow Funds, such dispute shall be resolved in accordance with Section 12.10, and the Escrow Agent shall make (or withhold) distributions pursuant to the arbitration award in settlement of such dispute.

(c)           Such Working Capital Escrow Amount (plus all income accrued thereon and less any distributions therefrom) (the “Working Capital Escrow Funds”) shall be maintained by the Escrow Agent to secure the obligations under Section 3.6 of this Agreement. Promptly (and no later than three (3) Business Days) after the Closing Balance Sheet is finalized in accordance with Section 3.6 of this Agreement, the Parent and the Representative shall execute and deliver joint written instructions authorizing and directing the Escrow Agent to release to the Disbursement Agent the Working Capital Escrow Funds in accordance with Section 3.6 of this Agreement.

Section 3.5            Payment. Not later than two (2) Business Days prior to the Closing, the Parties shall have agreed upon a flow of funds memorandum (the “Funds Flow Memorandum”), which sets forth all payments required to be made by the Parent at the Closing on behalf of the Company or to the Disbursement Agent at the Closing, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information. The Closing Merger Consideration shall be deposited with the Disbursement Agent for distribution to the Shareholders in accordance with the terms set forth in this Section 3.5 and the Disbursement Agent Agreement.

(a)           Disbursement Agent.

(i)            The Disbursement Agent (or its successor in interest) shall act as disbursement agent pursuant to an agreement to be entered into by and among the Disbursement Agent, the Parent and the Representative on or prior to the Effective Time in substantially the form attached hereto as Exhibit G (the “Disbursement Agent Agreement”). The Disbursement Agent shall effect the payment of the Merger Consideration among the Shareholders with respect to Certificates in accordance with Section 3.1.

(ii)           As promptly as possible after the Effective Time, the Representative shall (A) collect each Certificate and each Letter of Transmittal submitted by Shareholders pursuant to Section 3.1; (B) verify and certify to the Disbursement Agent, in writing, that each such Certificate and Letter of Transmittal was duly and properly executed by the holder thereof; and (C) submit each such Certificate and Letter of Transmittal, together with the previously referenced certification, to the Disbursement Agent.

(iii)          In accordance with and subject to the Disbursement Agent Agreement, the Disbursement Agent shall pay, as promptly as practicable, to the holder of any Certificate surrendered to the Disbursement Agent pursuant to Section 3.5(a)(ii), in consideration therefor, an aggregate amount equal to the applicable portion of the Closing Merger Consideration, and such Certificate shall forthwith be cancelled.

(iv)          The Disbursement Agent shall pay, as promptly as possible after any amounts are deposited therewith (other than the amounts referenced in subpart (iii) above), to the Holders such amounts on a fully diluted basis in accordance with the Disbursement Agent Agreement.

(v)           Until so surrendered, each such Certificate (other than Certificates representing Company Shares held by the Company or held in the treasury of the Company) shall represent solely the right to receive the applicable portion of the Closing Merger Consideration. No interest shall be paid or accrued on the Merger Consideration except as specifically provided in the Escrow Agreement. If all or any portion of the Merger Consideration is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Company Shares surrendered thereof is registered, it shall be a condition to such right to receive such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursement Agent the transfer or other similar taxes required by reason of payment of all or any portion of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Disbursement Agent that such tax has been paid or is not applicable.

(vi)          In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and delivering a bond by the Person claiming such Certificate to be lost, stolen or destroyed, in such substance and form as the Surviving Corporation may reasonably direct, to the Parent and the Disbursement Agent with respect to such Certificate, the Disbursement Agent will issue in exchange for such lost, stolen or destroyed Certificate the aggregate Per Share Merger Consideration with respect to such Certificate.

(b)           Stock Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Company Shares are presented to the Surviving Corporation or the Disbursement Agent, they shall be surrendered and cancelled in return for payment as provided in this Article 3.

(c)           Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, the Company Shares that are outstanding immediately prior to the Effective Time and which are held by Shareholders who shall have exercised dissenters’ rights or rights of appraisal for such shares in accordance with the Act and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration, but the holders thereof shall only be entitled to such rights as are granted by the Act. All Dissenting Shares held by Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive the applicable portion of the Merger Consideration to be paid with respect thereto, without any interest thereon, upon surrender, in the manner provided in Section 3.5(a), of the Certificates that formerly evidenced such shares. The Company shall give Parent prompt notice of any written demands for appraisal or payment of the fair value of any Company Shares, withdrawals of such demands, and any other instruments served pursuant to the Act and received by the Company, which demands, and any actions, proceedings, investigations or claims arising therefrom, shall be subject to Article 10 hereof, including, without limitation, Section 10.4. The Company shall keep the Parent reasonably informed of material developments and events relating to any and all such demands and related claims. The Parent shall have the right at the Company’s expense to participate in the defense and settlement of such demands and claims, assisted by counsel of its own choosing.

(d)          Certificates. In the event this Agreement is terminated prior to the Effective Time, the Parent shall, or shall cause the Disbursement Agent to, return promptly, but, in any event, within three (3) Business Days after such termination, any Certificates theretofore submitted or delivered to the Disbursement Agent, without charge to the Person who submitted such Certificate.

(e)           Escheatment of Funds. None of the Parties nor any other Person shall be liable to any former Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. All funds held by the Disbursement Agent for payment to the holders of unsurrendered Certificates and unclaimed six (6) months after the Effective Time shall be returned to the Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Parent for payment of the funds to which the holder of unsurrendered Certificates may be due, subject to applicable Laws. Any such amounts remaining unclaimed by any Shareholder immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by applicable Laws, become the property of the Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.6            Adjustments.

(a)           Adjustment. The Parties have agreed that the Adjusted Working Capital of the Company as of the close of business on the Closing Date would be between the Base Amount and the Threshold Amount, and that the Merger Consideration shall reflect on a dollar-for-dollar basis, up or down, to the extent the Adjusted Working Capital of the Company as of the close of business on the Closing Date is greater than the Threshold Amount or less than the Base Amount, as applicable, subject to the terms and conditions hereof. Such adjustment shall be determined without regard to any limitations set forth in Article 10.

(b)           Estimated Adjustment. No less than three (3) days prior to the Closing, the Company and the Parent shall prepare a mutually agreeable estimated balance sheet of the Company as of Closing prepared in accordance with GAAP (the “Estimated Balance Sheet”). The Estimated Balance Sheet shall include a schedule providing an estimated calculation of the Company’s Adjusted Working Capital as of the Closing. The Company’s Adjusted Working Capital reflected on the Estimated Balance Sheet is hereinafter referred to as the “Estimated Working Capital.” An “Estimated Underage” will be deemed to exist if (and will equal the amount by which) the Estimated Working Capital is less than the Base Amount. An “Estimated Overage” will be deemed to exist if (and will equal the amount by which) the Estimated Working Capital is greater than the Threshold Amount; provided, however, the Estimated Overage shall not exceed $500,000.

(c)           Closing Balance Sheet. Within one hundred twenty (120) days after the Closing Date, Parent shall prepare and deliver to the Representative a balance sheet of the Company (or the current portion thereof), together with a calculation of the True-Up Adjustment based thereon (including a calculation of the Adjusted Working Capital, Indebtedness and Transaction Related Expenses), all as of the close of business on the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP. The Representative shall assist the Parent in the preparation of the Closing Balance Sheet if requested by the Parent. For purposes of clarity, the portion of the Merger Consideration paid to or to be paid to the Option Holders and any deductions, payroll taxes, or other tax attributes related thereto shall not be reflected on the Closing Balance Sheet.

(d)           Protest Notice. Within thirty (30) days of the receipt of the Closing Balance Sheet, the Representative may deliver written notice (the “Protest Notice”) to Parent of any objections, specifying any contested line items or amounts and the basis therefor, which the Representative may have to the Closing Balance Sheet. The failure of the Representative to deliver such Protest Notice within the prescribed time period will constitute the Representative’s acceptance of the Closing Balance Sheet as delivered by Parent. Upon receipt of the Closing Balance Sheet and until the Protest Notice is delivered or required to be delivered, the Representative and his accountants will be given reasonable access to the Company’s relevant books, records and personnel during reasonable business hours for the purpose of verifying the Closing Balance Sheet; provided, however, Parent shall not be required to disclose to the Representative or any of his representatives any information (i) if doing so could violate any Contract or Law or which Parent believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges), (ii) if the Parent or the Company, on the one hand, and the Representative or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (iii) if the Parent reasonably determines that such information is competitively sensitive.

(e)           Resolution of the Representative’s Protest. If Parent and the Representative are unable to resolve any disagreement with respect to the Closing Balance Sheet within ten (10) Business Days following Parent’s receipt of the Protest Notice, then the items in dispute will be referred to Crowe LLP (or, if Crowe LLP cannot serve in such capacity, then CliftonLarsonAllen LLP, or, if neither can serve in such capacity, another mutually agreed upon accounting firm) (the “Accountants”) for final determination within thirty (30) calendar days thereafter. The determination by the Accountants shall be based solely on presentations by Parent, on the one hand, and the Representative, on the other hand, both of which presentations shall be made in the presence of the other party (or, if in writing, copies shall be delivered simultaneously to the other party) and shall not involve independent review. The Accountants shall be permitted to ask questions of either party and ask for additional information from either party relating to the disputed items, but no ex parte communications with the Accountants shall be initiated by either party. Any determination by the Accountants shall not be outside the range defined by the respective amounts in the Closing Balance Sheet proposed by Parent and the Representative’s proposed adjustments thereto, and such determination shall be final, binding and non-appealable upon the parties for purposes of this Section 3.6. Each of Parent on the one hand, and the Holders, on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion of the dollar value of the disputed issues determined in favor of the other party.

(f)           Final Balance Sheet. In the event any change is made to the Closing Balance Sheet in accordance with Section 3.6(e), such balance sheet as so changed shall be the final “Closing Balance Sheet” for the purposes of this Agreement. The Closing Balance Sheet shall be final either (i) as presented by the Parent, thirty (30) days after the Closing Balance Sheet is received by the Representative, in the event no Protest Notice is given on or prior to such date (or such earlier date as the Representative advised the Parent in writing that it has no dispute) or (ii) as modified pursuant to this Section 3.6, the date of the resolution of any dispute in accordance with Section 3.6(e).

(g)           True-Up Adjustment.

(i)            If the True-Up Adjustment as finally determined in accordance with the provisions of Section 3.6 is in the Parent’s favor, then no later than five (5) Business Days after such final determination, (x) the Representative and the Parent shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make (A) a disbursement from the Working Capital Escrow Funds to the Parent in the amount equal to the True-Up Adjustment up to the amount of the Working Capital Escrow Funds, and (B) a disbursement from the Working Capital Escrow Funds to the Disbursement Agent (for further distribution to the Holders in accordance with this Article 3 and the Disbursement Agent Agreement) in an amount, if any, by which the Working Capital Escrow Funds exceeds the amount disbursed pursuant to clause (A) of this sentence, and (y) if the True-Up Adjustment exceeds the available Working Capital Escrow Funds, the Principal Equityholders, jointly and not severally, shall be obligated to pay to the Parent an amount equal to such excess.

(ii)           If the True-Up Adjustment as finally determined in accordance with the provisions of Section 3.6 is in the Representative’s favor, then no later than five (5) Business Days after such final determination, (i) the Representative and the Parent shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Working Capital Escrow Funds to the Disbursement Agent (for further distribution to the Holders in accordance with this Article 3 and the Disbursement Agent Agreement), and (ii) the Parent shall pay an amount equal to the True-Up Adjustment to the Disbursement Agent (for further distribution to the Holders in accordance with this Article 3 and the Disbursement Agent Agreement).

(iii)          If the party that owes any amount under this Section 3.6(g) does not so pay, or cause to be paid, to the other party by the due date, any such amount due shall be deemed Losses under Article 10, which Losses together with interest at a rate of eight percent (8%) per annum shall be paid in full without regard to the limitations set forth in Article 10.

Section 3.7            Earnout Amount. The Earnout Amount, if any, shall be determined in accordance with the provisions of this Section 3.7, as follows:

(a)           Earnout. The “Earnout Amount” shall be calculated as follows:

(i)            The Earnout Amount shall be zero ($0), (x) if the Sunrise 2021 Revenue is less than or equal to Fifty-Eight Million Nine Hundred Thirty-Two Thousand One Hundred Seventy-Nine Dollars ($58,932,179) (the “Sunrise 2021 Revenue Threshold”) or (y) if the Sunrise 2021 Adjusted EBITDA is less than the Adjusted EBITDA Threshold; or

(ii)           The Earnout Amount shall be Eleven Million Five Hundred Thousand Dollars ($11,500,000), if (x) the Sunrise 2021 Revenue is greater than or equal to Seventy-Nine Million Nine Hundred Twenty-Seven Thousand Three Hundred Eighty-Eight Dollars ($79,927,388) (the “Revenue Target”) and (y) the Sunrise 2021 Adjusted EBITDA is greater than or equal to the Adjusted EBITDA Threshold; or

(iii)          The Earnout Amount shall be Eleven Million Five Hundred Thousand Dollars ($11,500,000) multiplied by a fraction (not greater than one (1)), (x) the numerator of which is the amount, if any, by which the Sunrise 2021 Revenue exceeds the Sunrise 2021 Revenue Threshold and (y) the denominator of which is the Revenue Target minus the Sunrise 2021 Revenue Threshold, in all cases in this clause (iii) if (A) the Sunrise 2021 Revenue is greater than the Sunrise 2021 Revenue Threshold and less than the Revenue Target and (B) the Sunrise 2021 Adjusted EBITDA is greater than the Adjusted EBITDA Threshold.

For this purpose:

“Adjusted EBITDA Threshold” means Six Million Four Hundred Ninety-Nine Thousand One Hundred Thirty-Two Dollars ($6,499,132).

“Sunrise 2021 Revenue” means the revenue of the Company for the 2021 calendar year commencing on January 1, 2021, and ending on December 31, 2021, as determined in accordance with GAAP and in accordance with the principles and illustrative sample calculation set forth on Schedule 3.7.

“Sunrise 2021 Adjusted EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Company for the 2021 calendar year commencing on January 1, 2021, and ending on December 31, 2021, as determined in accordance with GAAP and in accordance with the principles and illustrative sample calculation set forth on Schedule 3.7.

(b)           Earnout Report. On or before March 30, 2022, Parent shall prepare and deliver to the Representative a report (the “Earnout Report”), setting forth the Sunrise 2021 Revenue, the Sunrise 2021 Adjusted EBITDA and a calculation of the Earnout Amount. The Representative shall assist the Parent in the preparation of the Earnout Report if requested by the Parent.

(c)           Earnout Protest Notice. Within thirty (30) days of the receipt of the Earnout Report, the Representative may deliver written notice (the “Earnout Protest Notice”) to Parent of any objections, specifying any contested line items or amounts and the basis therefor, which the Representative may have to the Earnout Report. The failure of the Representative to deliver such Earnout Protest Notice within the prescribed time period will constitute the Representative’s acceptance of the Earnout Report as delivered by Parent. Upon receipt of the Earnout Report and until the Earnout Protest Notice is delivered or required to be delivered, the Representative and his accountants will be given reasonable access to the Company’s relevant books, records and personnel during reasonable business hours for the purpose of verifying the Earnout Report; provided, however, Parent shall not be required to disclose to the Representative or any of his representatives any information (i) if doing so could violate any Contract or Law or which Parent believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges), (ii) if the Parent or the Company, on the one hand, and the Representative or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (iii) if the Parent reasonably determines that such information is competitively sensitive.

(d)           Resolution of the Representative’s Protest. If Parent and the Representative are unable to resolve any disagreement with respect to the Earnout Report within ten (10) Business Days following Parent’s receipt of the Earnout Protest Notice, then the items in dispute will be referred to the Accountants for final determination within thirty (30) calendar days thereafter. The determination by the Accountants shall be based solely on presentations by Parent, on the one hand, and the Representative, on the other hand, both of which shall be made in the presence of the other party (or, if in writing, copies shall be delivered simultaneously to the other party) and shall not involve independent review. The Accountants shall be permitted to ask questions of either party and ask for additional information from either party relating to the disputed items, but no ex parte communications with the Accountants shall be initiated by either party. Any determination by the Accountants shall not be outside the range defined by the respective amounts in the Earnout Report proposed by Parent and the Representative’s proposed adjustments thereto, and such determination shall be final, binding and non-appealable upon the parties for purposes of this Section 3.7. Each of Parent on the one hand, and the Holders, on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion of the dollar value of the disputed issues determined in favor of the other party.

(e)           Final Earnout Report. In the event any change is made to the Earnout Report in accordance with Section 3.7, such Earnout Report as so changed shall be the final “Earnout Report” for the purposes of this Agreement. The Earnout Report shall be final either (i) as presented by the Parent, thirty (30) days after the Earnout Report is received by the Representative, in the event no Earnout Protest Notice is given on or prior to such date (or such earlier date as the Representative advised the Parent in writing that it has no dispute) or (ii) as modified pursuant to this Section 3.7, the date of the resolution of any dispute in accordance with Section 3.7(d).

(f)           Payment. If an Earnout Amount is payable, then no later than five (5) Business Days after such final determination, the Parent shall pay an amount equal to the Earnout Amount to the Disbursement Agent (for further distribution to the Holders in accordance with the Disbursement Agent Agreement).

(g)           No Security. The parties hereto understand and agree that (i) the contingent right to receive the Earnout Amount is an integral part of the consideration to be received by the Holders in the Transaction, and not viewed by the Holders as a security or an investment, (ii) the contingent right to receive the Earnout Amount shall not be represented by any form of certificate or other instrument, (iii) the contingent right to receive the Earnout Amount is not assignable or transferable, (iv) the contingent right to receive the Earnout Amount does not constitute an equity or ownership interest in Parent, the Company or any other entity, (v) the Holders shall not have any rights as security holders of Parent, the Company or other entity as a result of the contingent right to receive any Earnout Amount hereunder, with no voting or dividend rights, and (vi) no interest is payable with respect to any Earnout Amount. The parties hereto acknowledge and agree that the Letter of Transmittal shall provide that the contingent right to receive the Earnout Amount is not assignable or transferable by the applicable Holder.

(h)           Post-Closing Operations. After the Closing, the Representative, the Company and the Parent agree that, subject to and except as set forth on Appendix A, (i) the Parent shall have the exclusive right to manage and operate its own business and the business of the Company as it determines is in the best interests of the Parent and its stockholders; and (ii) the Parent shall have complete authority to determine the appropriate personnel to manage contracts, including without limitation all customer contracts, and whether to pursue potential opportunities; provided, that notwithstanding the foregoing, the Parent shall (1) act reasonably and in good faith in pursuing (A) the Company’s pipeline opportunities through December 31, 2021 (as described on Schedule 3.7), and (B) opportunities under, in connection with, or related to existing Contracts or opportunities that are listed in the Disclosure Schedules (including follow-on opportunities, extensions, and recompetes of such Contracts and opportunities); (2) not take any action in bad faith intended to reduce the Sunrise 2021 Revenue or Sunrise 2021 Adjusted EBITDA to avoid payment of an Earnout Amount; and (3) comply in all respects with Appendix A, and, in the event Parent breaches or violates Appendix A prior to December 31, 2021, the Sunrise 2021 Revenue shall be deemed to be in excess of the Revenue Target and the Sunrise 2021 Adjusted EBITDA shall be deemed to be in excess of the Adjusted EBITDA Threshold. The right of the Holders to receive any portion of the Earnout Amount is solely a contractual right (and not a fiduciary relationship) between the Parent and any Holder or any other Person, and Parent shall have no express or implied obligation to seek to maximize the Earnout Amount. This Section shall confer upon the Holders only the rights of a general unsecured creditor of Parent under applicable state Law.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article 4 are true and correct as of the date hereof and (as supplemented pursuant to Section 6.12) as of the Closing Date, except that each statement in a numbered section or subsection of this Article 4 is qualified as set forth in the corresponding numbered section or subsection of the Disclosure Schedules referenced in this Article 4. The disclosures in any such numbered section or subsection of a Schedule shall qualify other Sections and subsections in this Article 4 to the extent it is reasonably clear from a reading of the disclosure (and not from reading any documents referenced therein) that such disclosure is applicable to such other Sections and subsections. The inclusion of any information in a Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, or is material to the Company.

Section 4.1            Organization. The Company is an Alabama corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing has not had and would not reasonably be likely to have a Material Adverse Effect. Such jurisdictions where the Company is qualified to transact business and in good standing are set forth on Schedule 4.1. The Company has the requisite corporate power and authority to conduct its business as it is now being conducted and as presently proposed to be conducted, except where the failure to have such power and authority has not had and would not reasonably be likely to have a Material Adverse Effect. The copies of the articles of incorporation and bylaws of the Company, which have been delivered to Parent, reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws (or other governing documents) or any resolution adopted by the Company’s shareholders or board of directors.

Section 4.2            Authorization. Each of the Company and the Representative has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations under this Agreement and the Transaction Documents to which it is a party, and to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, except as provided in Section 6.10. The Board has unanimously (i) approved this Agreement, the Transaction Documents, and the Merger, (ii) determined that in its opinion this Agreement and the Transaction Documents and transactions contemplated hereby and thereby, including the Merger, are in the best interests of the Shareholders and are on terms that are fair to the Shareholders, and (iii) recommended that the Shareholders approve this Agreement, the Transaction Documents and the Merger and directed that this Agreement be submitted to a vote at a meeting of the Shareholders or to the Shareholders for their written consent (the “Board Recommendation”). Prior to the Effective Time, the Shareholders entitled to cast a majority of the aggregate number of votes entitled to be cast by the holders of Common Stock (the “Requisite Shareholders’ Approval”) will have executed and delivered to the Board written consents approving and adopting this Agreement, the Transaction Documents, and the Merger. The Board approval and the Requisite Shareholders’ Approval are the only consents necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the Transaction Documents to which the Company is or is to be a party. This Agreement has been duly executed and delivered by each of the Company and the Representative, and the Transaction Documents to which it or he is a party have been (or when executed and delivered by them after the date hereof will have been), duly executed and delivered by each of the Company and the Representative and, assuming the due authorization, execution and delivery in each case by the other Persons hereto and thereto, will constitute, upon such execution and delivery, legal, valid and binding obligations of the Company and the Representative, enforceable in accordance with their terms and conditions except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity) (the “Enforceability Exceptions”).

Section 4.3             No Conflicts.

(a)           Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement and the Transaction Documents by the Company or any Shareholder nor the performance by the Company or any Shareholder of the transactions contemplated hereby or thereby do or will, directly or indirectly (with or without notice or lapse of time, or both):

(i)            violate or conflict with, or result in a breach of, any of the terms, conditions or provisions of the organizational documents of the Company or any resolutions adopted by the Board or the Shareholders;

(ii)           violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by any Contract to which the Company is a party or by which its assets are bound;

(iii)          result in a material breach or violation by the Company of any of the terms, conditions or provisions of any Law or other legal requirement of any Governmental Authority applicable to the Company;

(iv)          result in the creation or imposition of any Lien, possibility of Lien, or restriction in favor of any Person, other than a Permitted Lien, upon any of the material assets of the Company;

(v)           give any Person the right to declare a default or exercise any remedy or accelerate performance or maturity under any Contract or cancel, terminate or modify any Contract; or

(vi)          give any Governmental Authority or other Person the right to challenge the Transaction; or

(vii)         give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or license that is held by the Company or that otherwise is used in, necessary for or relates to the Business or to any of the assets owned or used by the Company.

(b)           Other than as set forth on Schedule 4.3(b), no notice to, filing with, or consent of, any Governmental Authority or other Person is necessary in connection with, and no “change of control” provision in any Contract or otherwise is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Company of this Agreement and the Transaction Documents or the consummation by the Company of the Merger.

(c)           Except as set forth on Schedule 4.3(c), the Company is not party to or bound by any written or oral Contract or other instrument (including any order of any Governmental Authority) of any nature in relation to its Business, which would restrict or limit its right to carry on any activity or to solicit business from any Person or in any geographical area or otherwise to conduct its Business with any Person or in any geographical area.

Section 4.4            Capitalization.

(a)           As of the date hereof, the authorized capital stock of the Company and issued and outstanding shares of capital stock of the Company are set forth on Schedule 4.4(a). The Company has no Subsidiaries.

(b)           Schedule 4.4(b) sets forth (i) each Shareholder and the number of shares of capital stock of the Company owned by such Shareholder, (ii) any Options, including the names of the holders thereof, and for any options the respective date of grant, expiration date, exercise price and vesting schedule, if any, applicable thereto, and (iii) the outstanding SARs. All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid and non-assessable. No shares of capital stock of the Company are subject to, nor have been issued in violation of preemptive or similar rights. Except as set forth on Schedule 4.4(b), the Company does not have any outstanding capital stock or Options,

(c)           Except as set forth on Schedule 4.4(c), (i) the Company has not made a commitment to issue any Options nor entered into any Contract of any kind relating to the issuance of any capital stock of the Company; (ii) the Company does not have any stock appreciation rights plans, phantom stock plans or similar plans based on the value of the Company’s capital stock; (iii) the Company has not issued any Options other than in accordance with the Company Stock Incentive Plan; (iv) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or Options; and (v) all issuances, sales and repurchases by the Company of its capital stock have been affected in compliance with all applicable Laws, including, without limitation, applicable federal and state securities laws.

(d)           Immediately following the Effective Time, Parent will own all of the issued and outstanding shares of capital stock of the Company, free and clear of all Liens created by or through any Person other than Parent (other than applicable securities laws), and there will be no outstanding Options or SARs.

Section 4.5             Financial Statements.

(a)           Schedule 4.5(a) contains true and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”):

(i)            a compiled balance sheet of the Company as of September 30, 2018 and 2019, including related statements of operations, stockholders’ equity and cash flows;

(ii)           an unaudited balance sheet of the Company as of September 30, 2020, including related statements of operations, stockholders’ equity and cash flows; and

(iii)          an unaudited balance sheet of the Company (the “Balance Sheet”) as of December 31, 2020 (the “Balance Sheet Date”) and corresponding unaudited income statement through the Balance Sheet Date.

(b)           The Financial Statements (including in all cases the notes thereto, if any) are accurate and complete in all material respects, have been derived from the accounting records of the Company (which, in turn, are accurate and complete in all material respects) in accordance with the standard practices of the Company, have been prepared in accordance with GAAP, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for such dates and for such periods then ending, except as set forth on Schedule 4.5(b) and except that the Financial Statements referenced in the foregoing subpart (ii) and (iii) are subject to normal, recurring year-end adjustments and lack footnotes. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s accounting policies. There are no special or non-recurring items of income or expense during the periods covered by the Financial Statements. To the Knowledge of the Company, there have been no transactions involving the business of the Company that properly should have been set forth in the Financial Statements and that have not been accurately so set forth. To the Knowledge of the Company, there is no Fraud in the Company’s internal controls or financial reporting that involves management of the Company or involves any Shareholder.

(c)           Schedule 4.5(c) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of January 25, 2021. All existing accounts receivable of the Company (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) arose from bona fide transactions entered into in the ordinary course of business. All such receivables and all notes receivable and other receivables are current and will be collected in full, without any counterclaim or set off, when due (and in no event later than one hundred eighty (180) days after the Closing Date). No Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment have been made with respect to any such receivables.

(d)           Schedule 4.5(d) sets forth, for each Government Contract having backlog as of the Balance Sheet Date, the dollar amounts of Funded Backlog and Unfunded Backlog thereunder as of such date (calculated by the Company consistent with past practice and the terms of the applicable Government Contract) and the name of the customer. For purposes of this Agreement, “Funded Backlog” means the total amount of funding allotted or assigned to a Government Contract minus total amount of revenue received by the Company from inception through the reported month allocable to such Government Contract, and the term “Unfunded Backlog” means the greater of awarded value or proposed value for all unfunded periods of a Government Contract, minus the sum of the Funded Backlog and the total amount of revenue received by the Company from inception through the reported month allocable to such Government Contract.

Section 4.6            Absence of Undisclosed Liabilities.

(a)           Except as and to the extent reflected on the Financial Statements or on Schedule 4.6(a), the Company has no Liabilities, other than Liabilities (i) incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice (none of which in either case results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) or (ii) that, in the aggregate, do not exceed Two Hundred Fifty Thousand Dollars ($250,000). Schedule 4.6(a)(ii) provides, as of the date hereof, an accurate and complete list of (x) all notes payable of the Company and (y) all Indebtedness of the Company. The Company is not a party to, and has no commitment to become a party to, (i) any Contract associated with off-balance sheet financing, including any arrangement for the sale of receivables, (ii) any hedging, derivatives or similar Contract or arrangement or (iii) any Contract pursuant to which the Company is obligated to make any capital contribution or other investment in or loan to any Person. The Company does not have and has never had any outstanding liability or obligations to any Person pursuant to or in connection with any benefit or program provided under the CARES Act.

(b)           Except as set forth on Schedule 4.6(b), the Company does not have any Liabilities to any Affiliate.

Section 4.7            Tangible Personal Property.

(a)           Title. The Company is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all tangible personal property (including, without limitation, all fixtures, leasehold improvements, equipment (including computer hardware and communications equipment), whether or not such equipment constitutes a fixture under applicable Law, machinery, tools and tooling, parts, office, operating and other supplies, vehicles (whether or not registered under motor vehicle registration laws), fuel, furniture, and other tangible personal property of the Company) used in the conduct of the Business by the Company as presently conducted. All such tangible personal property is free and clear of all Liens, other than Permitted Liens. Other than as set forth on Schedule 4.7(a), no Person other than the Company owns or has any right to the use or possession of such tangible personal property other than lessors and licensors of such tangible personal property which constitute leasehold interests or licenses.

(b)           Inventory. To the Knowledge of the Company, any Inventory maintained in the ordinary course of business, if any, is in good and useable condition and consists of items of a quality and quantity historically useable or saleable in the ordinary course of business. The Company is not committed to purchase Inventory in amounts greater than are reasonably expected to be usable or saleable in the ordinary course of business as presently conducted by the Company.

(c)           Condition. Except as set forth on Schedule 4.7(c), all of the assets of the Company are in all material respects in good condition and repair consistent with industry standards. Schedule 4.7(c) includes all of the fixed assets of each of the Company, and each item of tangible personal property owned by the Company having a net book value in excess of Twenty-Five Thousand Dollars ($25,000) as of the Balance Sheet Date, and the location thereof, other than inventory and supplies (whether finished goods, work-in-process or raw materials). Schedule 4.7(c) lists all leases of tangible personal property to which the Company is a party or is bound providing for lease payments in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate for any calendar year, and the lessee and location of such leased tangible personal property. All leases set forth on Schedule 4.7(c) are in full force and effect and constitute valid, binding and enforceable agreements of the Company and the other party or parties thereto in accordance with their respective terms. True, complete and correct copies of all leases of tangible personal property and equipment listed on Schedule 4.7(c) have been delivered to Parent.

(d)           Sufficiency. The Company’s assets, taken together, are adequate and sufficient for the operation of its Business in all material respects.

Section 4.8            Contracts.

(a)           Material Contracts. Schedule 4.8(a) sets forth a list, as of the date of this Agreement, of each of the following Contracts (together with any Contracts entered into after the date of this Agreement but prior to the Closing that would have been required to be set forth on Schedule 4.8(a) if they had been in existence as of the date of this Agreement, the “Material Contracts”) to which the Company is a party or by which any assets of the Company is bound, other than Government Contracts, Government Bids, and Employee Benefit Plans:

(i)            Contracts for the sale of any of the Company’s assets, other than acquisitions or sales of Inventory in the ordinary course of business;

(ii)           Contracts relating to joint ventures, profit-sharing, teaming agreements, teaming arrangements or partnerships;

(iii)          Contracts (including Contracts with customers and vendors) requiring a future payment to or from the Company in any one year of more than One Hundred Thousand Dollars ($100,000);

(iv)          Contracts (including Contracts with customers and vendors and including any series of related Contracts) pursuant to which the Company paid or received (or was required to pay or receive) aggregate payments in the 2020 calendar year in amounts more than One Hundred Thousand Dollars ($100,000);

(v)            Contracts containing covenants of the Company or its Affiliates prohibiting or materially limiting their respective right to compete in any line of business or prohibiting or restricting their respective ability to solicit or conduct business with any Person or in any geographical area;

(vi)           Contracts relating to the acquisition by the Company of any operating business or the capital stock or equity securities of any other Person;

(vii)          Contracts requiring the payment by or to the Company of a royalty, license or similar fee of more than Two Hundred Thousand Dollars ($200,000) in any one year or any Contract pursuant to which any Person has granted to the Company or has been granted by the Company the right to use or purchase any Intellectual Property (excluding commercial, off-the-shelf software licensed under a Shrink-Wrap License);

(viii)         all Contracts relating to (A) employment, employee termination, retention or severance (other than standard employee manuals, confidentiality agreements, standard severance policies and the like), or (B) the engagement of consultants or natural person independent contractors pursuant to which the Company paid (or was required to pay) in the 2020 calendar year, or will be required to pay, annual payments in excess of One Hundred Thousand Dollars ($100,000);

(ix)            all collective bargaining agreements and other Contracts with any labor organization;

(x)             all Contracts with any temporary employment agency, leasing agency, labor contractor or professional employer organization;

(xi)            any Contract obligating the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(xii)           any Contract that is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company;

(xiii)          any Contract pursuant to which the Company will be required to pay in any calendar year in excess of One Hundred Thousand Dollars ($100,000) and either (A) the requirements for performance extend beyond one (1) year from the date of this Agreement or (B) such Contract cannot be terminated on thirty (30) days’ notice or less without penalty or payment;

(xiv)         any Contract that involves the sale, issuance or repurchase of any Company Shares, equity securities, Options or other securities of the Company or the securities of any other Person;

(xv)          any settlement, conciliation or similar Contract (A) with any Governmental Authority, or (B) pursuant to which the Company is obligated to pay consideration in excess of One Hundred Thousand Dollars ($100,000) or to satisfy any material non-monetary obligations after the date of this Agreement;

(xvi)         Contracts relating to the creation of Liens (other than the Permitted Liens) or the guarantee of the payment of liabilities or performance of obligations of any other Person by the Company;

(xvii)         notes, debentures, bonds, letters of credit, loan agreements or other Contracts relating to any indebtedness for borrowed money;

(xviii)       Contracts for capital expenditures or leasehold improvements in excess of One Hundred Thousand Dollars ($100,000); and

(xix)          material insurance policies maintained by the Company (the “Insurance Policies”).

(b)         Material Contract Access and Compliance. (i) The Company has made available to Parent true, correct and complete copies of all of the Material Contracts or provided the form of such Material Contracts, (ii) the Company has not received any written notice of a breach or default under any Material Contract or any other Contract of the Company, and no material breach or default of any Contract of the Company has occurred, (iii) to the Knowledge of the Company, no other party to any Material Contract or any other Contact of the Company is in material breach or default thereunder, and, to the Knowledge of the Company, there is no anticipated breach by any other party to any Contract (with or without notice or lapse of time, or both), and (iv) each Material Contract and each other current Contract of the Company is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company and against the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions To the Knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would: (A) result in a default or breach under any Contract (other than Government Contracts and Government Bids, which are addressed in the following subparagraph (c)); (B) give any Person the right to declare a default or exercise any remedy under any Contract (other than Government Contracts and Government Bids, which are addressed in the following subparagraph (c)); (C) give any Person the right to accelerate the maturity or performance of any Contract (other than Government Contracts and Government Bids, which are addressed in the following subparagraph (c)), or (D) give any Person the right to cancel, terminate or materially modify any Contract (other than Government Contracts and Government Bids, which are addressed in the following subparagraph (c)). No Contract obligates the Company to process, manufacture or deliver products or perform services that are reasonably expected to result in a loss to the Company upon completion of performance. The Company has not waived any of its material rights under any Contract. Schedule 4.8(a) contains an accurate and complete description of all material terms of all oral material Contracts.

(c)          Government Contract Matters.

(i)             Schedule 4.8(c)(i) sets forth, as of January 31, 2021, a complete and accurate list of all Government Contracts the period of performance of which has not yet expired or terminated or for which final payment has not yet been received (collectively with all Government Contracts that remain subject to close out, the “Current Government Contracts”). Each Current Government Contract (other than any Current Government Contract that has been closed out prior to the date hereof) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, in accordance with its terms.

(ii)            Schedule 4.8(c)(ii) sets forth complete and accurate list of each unexpired Government Contract Bid of the Company as of January 31, 2021.

(iii)           With respect to each Current Government Contract and each unexpired Government Contract Bid which, if accepted and awarded to the Company, would result in a Current Government Contract (a “Material Government Bid”), except as set forth on Schedule 4.8(c)(iii), to the Knowledge of the Company: (A) the Company has complied in all material respects with all terms and conditions of such Government Contract or Material Government Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (B) all statements, representations, warranties, and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Material Government Bid (including any test or inspection results) were complete and correct in all material respects as of the dates they were made (or deemed made), and the Company has complied in all material respects with all such statements, representations, warranties and certifications; (C) all Cost or Pricing Data (as defined in Federal Acquisition Regulation (“FAR”) § 15.401) and other information submitted by the Company in support of the negotiation of such Government Contracts or Material Government Bids, or modifications thereto, or in support of requests for payments thereunder, was, as of the date of price agreement or payment submission current, accurate and complete in all material respects; (D) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Company in writing or, to the Knowledge of the Company, orally that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Material Government Bid; (E) the Company has not been notified in writing or, to the Knowledge of the Company, orally by the U.S. Government, any prime contractor, subcontractor or any other Person that any such Government Contract has been terminated for any reason and no cure notice or show cause notice has been issued or threatened in writing or, to the Knowledge of the Company, orally under any such Government Contract or Material Government Bid; (F) no money due to the Company pertaining to such Government Contract or Material Government Bid has been withheld or offset nor has any claim been made in writing to withhold or offset money; (G) no material cost of the Company has been disallowed or questioned; and (H) no Government Contracts are currently the subject of bid or award protest proceedings.

(iv)           Neither the Company, nor, to the Knowledge of the Company, its directors, officers, employees or agents has received written notice that it is under administrative, civil or criminal investigation or indictment by any Governmental Authority. To the Knowledge of the Company, there has been no audit or investigation of the Company with respect to any alleged irregularity, misstatement or omission arising under or relating to any Current Government Contract or Government Bid. During the last three (3) years, the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(v)            To the Knowledge of the Company, there are no material disputes between the Company and either the U.S. Government or any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Current Government Contract or Government Bid.

(vi)           To the Knowledge of the Company, there are no reports (including resulting from financial contract audits) or other investigations by United States Government officials of any of the Government Contracts (past or present) that conclude that the Company engaged in overcharging or other defective pricing practices or in other practices in violation of the FAR.

(vii)          Except as set forth on Schedule 4.8(c)(vii), the Company has not entered into a Current Government Contract with any Governmental Authority that was awarded to the Company pursuant to a procurement that was restricted to bidders qualified as a “small business,” “small disadvantaged business,” or otherwise possessing protégé status, woman-owned small business, or other preferential status (including, but not limited to, participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under Section 8(a) of the Small Business Act) or a “minority set aside” or other “set aside” status in any Government Bid or in its proposal for a Current Government Contract. Each representation and/or certification made by the Company or incorporated into any Government Contract or Government Contract Bid proposal that pertains to any size status or other preferential status was current and accurate as of its effective date. The Company has complied in all material respects with all Laws that require the Company to provide notice or acknowledgement of any change in size status or preferential status.

(viii)         Neither (i) the Company nor (ii) to the Knowledge of the Company, its Principals (as defined in FAR § 52.209-5) or employees, is debarred, suspended, deemed non-responsible or otherwise excluded from participation in the award of any Government Contract nor, to the Knowledge of the Company, is there any pending debarment, suspension or exclusion proceeding that has been initiated against the Company or any of its predecessors, shareholders, members, officers, directors, managers, agents, or employees.

(ix)           Neither the Company nor, to the Knowledge of the Company, its Principals (as defined in FAR § 52.209-5) has been, within the past three (3) years, convicted of or had a civil judgment rendered against them for (A) commission of a fraud or criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (B) violation of Federal or State antitrust statutes relating to the submission of offers; or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, violating Federal criminal tax laws, or receiving stolen property.

(x)            The Company currently performs no activities under Current Government Contracts, and currently has no other relationships with any other Person, that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.

(xi)           No personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company by or on behalf of any Government Authority outside of the ordinary course of business. The Company has handled and maintained such Governmental Authority-owned assets in accordance with applicable requirements are regulations established by the applicable Government Authority that owns such assets.

(xii)          Neither the Company nor, to the Knowledge of the Company, any of the employees, officers or agents of the Company have violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former government officials or employees.

(xiii)          Neither the Company nor, to the Knowledge of the Company, any of the employees, officers or agents of the Company have violated (or taken any action to promote or conceal any violation of) the Foreign Corrupt Practices Act.

(xiv)         The Company is in compliance in all material respects with the FAR ethics rules and requires established and set forth in FAR 52.203-13 and FAR 3.1004.

(xv)          The Company and, to the Knowledge of the Company, each of its employees, officers and agents, has complied in all material respects with all timekeeping/time recordation requirements applicable to each Government Contract and to the Knowledge of the Company, no current facts or circumstances exist that would reasonably be expected to result in (A) an investigation by any Governmental Authority based upon the Company’s failure to comply with such applicable timekeeping/time recordation requirements or (B) a Loss.

(xvi)         To the Knowledge of the Company, all personnel who performed or are currently performing under any Government Contract met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged. To the Knowledge of the Company, all personnel listed in any Government Contract Bid or other bid, offer, or proposal meet all applicable requirements set forth in the applicable solicitation. The Company has not replaced any key personnel performing a Government Contract without obtaining all required approvals from the applicable Governmental Authority and any other party whose consent is required for replacement of personnel.

(xvii)        The Company is in compliance in all material respects with all national security obligations, including (to the extent applicable) those specified in the NISPOM and related security regulations. Neither the Defense Counterintelligence and Security Agency of the U.S. Department of Defense under the NISPOM (formerly known as Defense Security Service) nor any other Governmental Authority has, at any time since December 31, 2015, issued to the Company any adverse findings or determinations in writing relating to the Company’s handling of classified or sensitive information. To the Knowledge of the Company, and subject to establishing an acceptable Approved FOCI Mitigation Method, there is no existing information, fact, condition or circumstance that would reasonably be expected to cause the Company to lose any facility security clearance.

(xviii)       No facts currently exist that will give rise to a claim for price adjustment of any Government Contract under applicable Law or under any other price reduction provision, agreement or commitment, including a “most favored nation” or “most favored customer” clause , or to any other request for a reduction in the price of any Government Contract.

(xix)          The Company has established and maintains data security, cybersecurity and physical security systems and procedures to comply with applicable Government Contracts and any Law incorporated into such Government Contract by reference. Except as set forth on Schedule 4.8(c)(xix), to the Knowledge of the Company, (i) the Company has not experienced any breach of data security or cybersecurity, whether physical or electronic and (ii) any data security, cybersecurity or physical security breaches related to any Government Contract has been reported to any applicable Governmental Authority or higher tier contractor in accordance with applicable Law. The Company is in compliance with the requirements of all FAR and FAR Supplement requirements applicable to the Company regarding cybersecurity and safeguarding information, including those pertaining to the Cybersecurity Maturity Model Certification (CMMC) framework and NIST SP 800-171 DoD Assessment Requirements. All facts set forth in or acknowledged by, and any representations or certifications made or submitted by or on behalf of the Company in connection with the Company’s compliance with FAR and FAR supplements requirements, were true and accurate at the time of submission.

(xx)           The Company has complied in all material respects with all contractual and regulatory requirements related to or incorporated into its cost-type contracts and all of the costs, including any fees or profits, incurred or charged to the Governmental Authority were accurate and complete. The Company has the necessary systems and documentation to support costs that were incurred and charged to a Governmental Authority, including profit or fees.

(xxi)          Except as set forth on Schedule 4.8(c)(xxi), the Company is in compliance with the requirements of section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act (NDAA) for Fiscal Year (FY) 2019, and any representations or certifications made or submitted by or on behalf of the Company in connection with the Company’s compliance with FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment and FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment, were true and accurate at the time of submission and the Company has complied in all material aspects with such certifications.

(d)  Customers and Suppliers. Except as set forth on Schedule 4.8(d), no material customer or material supplier of Company has indicated in writing (or to the Knowledge of the Company orally) within the past year that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to the Company during the next twelve (12) months.

Section 4.9            Real Property.

(a)          The Company does not own and has never owned any real property.

(b)          Schedule 4.9(b) lists all real property leased, subleased, licensed, or occupied by the Company (the “Real Property”), and indicates the owner(s) of such Real Property. True, complete and correct copies of all leases of real property listed on Schedule 4.9(b) have been delivered to the Parent. The Company is the sole legal and equitable owner of the leasehold interest it holds in the Real Property and possesses a valid leasehold interest thereto, free and clear of all Liens (other than Permitted Liens) that could materially impair the ability of the Company to realize the benefits of the rights provided to it under lease, and the right to quiet enjoyment of such Real Property. All leases set forth on Schedule 4.9(b) are in full force and effect and constitute valid, binding and enforceable agreements of the Company and the other party or parties thereto in accordance with their respective terms.

Section 4.10          Litigation. Except as set forth on Schedule 4.10: (a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or its assets; and (b) there is no Order to which the Company is subject. Neither the Company nor any of its officers, nor to the actual knowledge of any Principal Equityholder, any other employee of the Company is subject to or in default with respect to any notice, Order, writ, injunction or decree of any Governmental Authority or arbitration tribunal related to the Business.

Section 4.11          Compliance with Applicable Laws. Except as set forth on Schedule 4.11, the Company has materially complied at all times, and is currently in material compliance with all Laws and other requirements and policies imposed by any Governmental Authority, including, but not limited to, the False Claims Act, the Data Privacy and Security Laws, Requirements, and Standards, the Contract Disputes Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truthful Cost or Pricing Data Act, the Services Contract Act, the Procurement Integrity Act, the Byrd Amendment (31 U.S.C. § 1352), the Arms Export Control Act, the Export Administration Act of 1979, as amended and implemented under the International Emergency Economic Powers Act or otherwise, the Laws under the administration of the Office of Foreign Asset Control, and any and all applicable Privacy Laws and data protection Laws. Since January 1, 2018, except as set forth on Schedule 4.11, no officer or director of the Company has received any allegations in writing from employees, consultants or independent contractors with respect to any alleged act or omission arising under or relating to any noncompliance with Law, and the matters set forth on Schedule 4.11 have been investigated, addressed, and resolved in full, with no remaining Liability to the Company. Since January 1, 2018, except as set forth on Schedule 4.11, the Company has not conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with Law, and the matters set forth on Schedule 4.11 have been investigated, addressed, and resolved in full, with no remaining Liability to the Company. The Company has not received any written notice or citation for any actual or potential noncompliance covered by any of the foregoing in this Section 4.11 that has not been investigated, addressed, and resolved in full, with no remaining Liability to the Company, and, to the Knowledge of the Company, there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing covered by this Section 4.11.

Section 4.12          Intellectual Property.

(a)          Disclosure.

(i)             Schedule 4.12(a)(i) contains a complete and accurate list of all (A) Patents, (B) registered Trademarks, (C) registered Copyrights, (D) registered Mask Works, (E) applications for the foregoing in clauses (A) to (D), (F) Intellectual Property exclusively licensed to the Company, (G) unregistered Trademarks currently used by the Company that are material to the Company’s business, and (H) other material Intellectual Property used in the business of the Company as currently conducted, in each case owned or applied for by the Company, specifying as to each item the nature and title of the item, the owner of the item, and, for items described in clauses (A) through (E) of this Section 4.12(a)(i) (collectively, “Registered Intellectual Property”), (I) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (II) the issuance, registration or application numbers and dates and the current status of the application or registration. Except as set forth on Schedule 4.12(a)(i), each item of Registered Intellectual Property is subsisting, valid, and enforceable, and has not been cancelled, expired or abandoned. The Company has made available to the Parent correct and complete copies of all registrations and applications relating to the Registered Intellectual Property. Except as set forth on Schedule 4.12(a)(i), no actions are required to be taken, and no payments are required to be made, on or prior to June 30, 2021 in order to maintain or renew any item of Registered Intellectual Property.

(ii)            Schedule 4.12(a)(ii) contains a complete and accurate list of all Intellectual Property licenses and other agreements or permissions (“IP Agreements”) (other than agreements that are not material and/or shrink wrap licenses or other similar licenses for commercial off-the-shelf software with an annual license fee of Twenty-Five Thousand Dollars ($25,000) or less (“Shrink-Wrap Licenses”), which such Shrink-Wrap Licenses constitute IP Agreements that need not be scheduled) under which either (A) the Company is a licensee or otherwise is authorized (including pursuant to a covenant not to sue) by any Person to Exploit any Intellectual Property that is used in the business of the Company as currently conducted, or (B) the Company has obtained or is entitled to obtain ownership of any Intellectual Property from any Person, or (C) the Company grants rights to access or Exploit any Intellectual Property to any third party or covenants not to assert any Intellectual Property rights against any third party. The Company has made available to the Parent correct and complete copies of all IP Agreements.

(iii)           Schedule 4.12(a)(iii) contains a complete and accurate list of the current Products and the current status of such Products. The sole Product that was developed by the Company and that is made commercially available by the Company as a stand-alone product is CodeValor® Version 5 (“CodeValor”). Schedule 4.12(a)(iii) identifies each Contract under which the Company has granted rights to access or Exploit CodeValor to any Person, other than to a Governmental Authority pursuant to a Government Contract. Schedule 4.12(a)(iii) identifies each item of Open Source Software included, contained, or distributed by the Company with and in connection with CodeValor. Neither CodeValor (including prior versions of CodeValor or veriScan) nor any other Product incorporates any Open Source Software in a manner that, pursuant to the license agreements of such Open Source Software, would require (A) that the Company grant a license under or refrain from asserting or enforcing any of its Patent rights or (B) any proprietary portion of CodeValor licensed, distributed or made available by the Company to be (I) disclosed or distributed in source code form, (II) licensed for the purpose of making derivative works, (III) redistributable at no charge, or (IV) made public. The list of Open Source Software in Schedule 4.12(a)(iii) identifies the applicable license for each such item of Open Source Software. All Open Source Software identified (or which should have been identified) in Schedule 4.12(a)(iii) is and has been accessed, used, licensed, distributed or otherwise made available by the Company in compliance with all applicable Open Source Software license agreements. All Products were developed, in whole or in part, with government funding.

(b)          Ownership. Except for Intellectual Property licensed pursuant to an IP Agreement set forth on Schedule 4.12(a)(ii) or a Shrink-Wrap License, and except for the Government Rights, the Company exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Intellectual Property identified on Schedule 4.12(a)(i) and all other Intellectual Property owned by the Company that is incorporated into the Products or Services or otherwise used in connection with the business of the Company as currently conducted (the “Owned Intellectual Property”). Except as set forth on Schedule 4.12(b) and the Government Rights, the Company has the right to Exploit and assign the Owned Intellectual Property.

(c)          Licenses. The Company owns or has enforceable licenses to Exploit all Intellectual Property that is necessary for the Company to conduct the business of the Company as currently conducted, subject to the Enforceability Exceptions, the IP Agreements, Shrink-Wrap Licenses, and the Government Rights. Except as set forth on Schedule 4.12(c)(i) and except with respect to the Current Government Contracts, each IP Agreement is in full force and effect and is enforceable by the Company, subject to the Enforceability Exceptions, and shall continue as such following the consummation of the transactions contemplated hereby (i) on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby, (ii) without payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay, and (iii) without obtaining the consent or permission of, or giving notice to, any other party to such IP Agreement. There does not exist under any IP Agreement any breach, default, condition or event that, after notice or lapse of time or both, would constitute a material default on the part of the Company or, to the Knowledge of the Company, on the part of any other party to such IP Agreement. Except for the Government Rights, no Person has any license or other similar right (including pursuant to a covenant not to sue) to Exploit any Owned Intellectual Property, except for customers of the Company who received rights under Contracts entered into in the ordinary course of business, complete and correct copies of which the Company has made available to the Parent. To the Knowledge of the Company, no item of Intellectual Property licensed to the Company is subject to (A) any Lien that interferes with, or could reasonably be expected to interfere with, the rights granted to the Company with respect to such item, or (B) any written or, the Knowledge of the Company, oral claim of infringement, misappropriation or violation of a third party’s Intellectual Property.

(d)          Registrations. All registrations for Copyrights, Internet domain names, or Trademarks and all issued Patents that are owned or held by the Company are in force, and all applications filed by or on behalf of the Company to register any Copyrights, Patents and Trademarks are active and pending without, to the Knowledge of the Company, challenge, interference or opposition.

(e)          Claims. Except as set forth on Schedule 4.12(e):

(i)             No Proceeding, written claim, or, to the Knowledge of the Company, oral claim (each, a “Claim”) is pending or, to the Knowledge of the Company, threatened against the Company that challenges the validity, enforceability, ownership, or right to Exploit any Owned Intellectual Property.

(ii)            No Claim is pending or, to the Knowledge of the Company, threatened against the Company, and to the Knowledge of the Company, there is not a reasonable basis for any Claim, based upon material failure of the Company to comply with any IP Agreement.

(iii)           The Company has not received any written notice (including a suggestion or offer that the Company obtain a license) alleging that the Company has infringed, misappropriated or otherwise violated the Intellectual Property rights of a third party nor, to the Knowledge of the Company, has a Claim based on such an allegation been threatened.

(iv)          The Company has not brought, or threatened to bring, any Claims (and, to the Knowledge of the Company, there do not currently exist any facts which could form the basis of any such Claims) alleging (A) infringement, misappropriation or violation of any Owned Intellectual Property, or (B) breach of any Contract authorizing a third party to Exploit any Owned Intellectual Property.

(f)          Except as set forth on Schedule 4.12(f), (i) no product or service developed, manufactured, distributed, licensed, sold, or otherwise made available by the Company, was created or developed, in whole or in part, with funding or any other support (including use of facilities) from any Governmental Authority; (ii) no Governmental Authority has any license, claim or right in or to any products developed, manufactured, distributed, licensed, sold, or otherwise made available by the Company; (iii) all technical data, computer software and computer software documentation (as those terms are defined in the Federal Acquisition Regulation (FAR) and any relevant agency FAR supplement) of the Company was developed at private expense and no Governmental Authority has obtained, by contract or otherwise, rights in the technical data, computer software and computer software documentation of the Company; (iv) the Company has marked and labeled all technical data and software provided to any Governmental Authority in accordance with applicable regulatory requirements, in order to prevent the Governmental Authority from receiving unlimited rights in the technical data or software.

(g)         Standard Forms of Contract. The Company has provided to the Parent an accurate and complete copy the standard end user license agreement currently utilized for CodeValor.

(h)         Malicious Code; Internal Systems. To the Knowledge of the Company, no Product contains any Malicious Code. The Company has taken commercially reasonable actions to maintain, protect, police and preserve the integrity and security of the Internal Systems, including by protecting and policing against the installation of Malicious Code on the Internal Systems or unauthorized use of, access to, or “hacking” into the Internal Systems. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Internal Systems or of confidential, personal or proprietary information of Company or its employees, contractors, customers or suppliers maintained by or on behalf of the Company.

(i)          Development. The Products are currently being developed utilizing a CMMI-DEV/L3-certified systems and procedures.

(i)          Notifications. The Company has not received any written, or to the Knowledge of the Company, oral, requests for information regarding, challenges to, or claims pertaining to, the Company’s asserted restrictions on the use or disclosure of any Owned Intellectual Property by any Governmental Authority.

(j)          Protection of Source Code. Except for Government Rights and for the rights of Governmental Authorities to access or Exploit source code pursuant to Government Contracts, (i) the Company has used commercially efforts to protect, police, and preserve the confidentiality of the source code of the Products; and (ii) no Person has any right to access or Exploit any source code owned by the Company (including any source code for CodeValor), and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the transactions contemplated hereby, result in the disclosure or release of such source code by the Company, any escrow agent or any other Person to any third party.

(k)        Protection of Trade Secrets and Confidential Information. Except as set forth on Schedule 4.12(k), the Company has used commercially reasonable efforts to protect, police, preserve and enforce the confidentiality of the Trade Secrets and confidential information of the Company and otherwise to safeguard and maintain the secrecy and confidentiality of the Intellectual Property used by the Company that by its nature is, or reasonably should be, held confidential (including any such information of any other Person disclosed in confidence to the Company). Except as set forth on Schedule 4.12(k), all officers, employees, independent contractors and consultants of the Company and other Persons who have had access to Trade Secrets or confidential information of the Company have executed and delivered to the Company valid, binding and enforceable agreements pursuant to which such officers, employees, independent contractors, consultants and other Persons are required to maintain the confidentiality of such Trade Secrets and confidential information. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any Trade Secrets of the Company. No Shareholders, current or prior officers, employees, independent contractors, consultants or customers of the Company have claimed any ownership interest in any Intellectual Property purported to be owned by the Company, except, in the case of customers that are Governmental Authorities, for the Government Rights.

(l)          Development of Intellectual Property. Except as set forth in Schedule 4.12(l), all Owned Intellectual Property has been created, developed or invented solely by employees of the Company within the course and scope of their employment, each of whom has executed and delivered to the Company a valid, binding and enforceable agreement in the form provided by the Company to the Parent, pursuant to which such employees agreed that such Intellectual Property is a work made for hire for the Company or, to the extent such Intellectual Property is not a work made for hire as a matter of law, assigned all right, title, and interest in and to such Intellectual Property to the Company. To the Knowledge of the Company, no party thereto is in default or breach of any such agreements. To the Knowledge of the Company, at no time during the conception, creation, development or reduction to practice of any Intellectual Property purported to be owned by the Company was any developer, creator or inventor of any such Intellectual Property subject to any employment agreement or invention assignment or nondisclosure agreement with, or other obligation with respect to such Intellectual Property to, any third party.

(m)         Domain Names; Social Media Accounts; Content. Schedule 4.12(m) sets forth all social media accounts and Internet domain names registered to or used by the Company. The Company is the sole registrant of all such Internet domain names. The Company owns or has a valid and enforceable right to display all content, data, code and other information displayed, used or made available on the website associated with each such Internet domain name and social media account.

(n)         Transfers or Exclusive Licenses of Intellectual Property. Except for the Government Rights, the Company has not (i) transferred, agreed to transfer, or granted a right to transfer, ownership (or joint or partial ownership) of any of Intellectual Property purported to be owned by the Company to any Person, or (ii) granted or agreed to grant to any Person an exclusive license or exclusive right to Exploit, covenanted not to assert Intellectual Property rights, or authorized the retention by any Person of any exclusive rights to Exploit or joint ownership of, with respect to any Intellectual Property purportedly owned or licensed by the Company. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization under the rules of which it is obligated to license any existing or future Intellectual Property to any Person or to refrain from enforcing any rights.

(o)         Effect of Transaction. Except as set forth in Schedule 4.12(o), the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby, the consummation by the Company of the transactions contemplated hereby and thereby, and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) cause the Company to be in breach, violation or default under any IP Agreement; (ii) limit the ability of the Company to Exploit the Intellectual Property rights of the Company; or (iii) result in the Company being bound by, or subject to, any non compete or other restriction on the operation or scope of its Business.

Section 4.13          Conduct of Business. Except as set forth on Schedule 4.13, since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business consistent with past custom and practice, and the Company has not suffered a Material Adverse Effect or any effect, event or change that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing and except as set forth on Schedule 4.13, since the Balance Sheet Date, the Company has not:

(a)          sold, assigned or transferred any asset or the Real Property, except for the sale of Inventory in the ordinary course of business, or mortgaged, pledged or subjected any asset or the Real Property to any Lien (other than Permitted Liens), charge or other restriction;

(b)          sold, assigned, transferred, abandoned or permitted to lapse any licenses or Permits, any Intellectual Property or other material intangible assets, disclosed any Proprietary Information to any person (except in accordance with a non-disclosure or confidentiality agreement executed in the ordinary course of business), or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside of the ordinary course of business consistent with past practice;

(c)           made or granted any increase in the compensation of any employee outside of the ordinary course of business consistent with past practice;

(d)          except as contemplated by this Agreement (including Section 6.4(c)), declared, set aside or paid any dividend or other distribution with respect to the Company Shares or other equity securities or ownership interests of the Company or repurchased, redeemed or acquired, or granted any rights or entered into any Contracts or commitments to repurchase, redeem or acquire, any Company Shares or other equity securities of, or other ownership interests in, the Company;

(e)          made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer, director, shareholder, agent or Affiliate;

(f)           created or incurred any Indebtedness or responsibility or Liability, directly or indirectly, for the payment of any Indebtedness of any other Person as obligor, guarantor, surety or otherwise;

(g)          suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(h)          changed any pricing, investment, financial reporting, inventory, credit, allowance, Tax or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or its fiscal year;

(i)            amended its certificate of incorporation or bylaws or engaged in any merger, consolidation reorganization, reclassification, liquidation, dissolution or similar transaction; or

(j)            committed to any of the foregoing.

Section 4.14         Absence of Questionable Payments. None of the Company or any of its directors, officers, agents, employees, Affiliates or any other persons acting on their respective behalf has, to the Knowledge of the Company: (a) used or committed to use any corporate or other funds for unlawful contributions, unlawful payments, unlawful gifts or unlawful entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable provincial, foreign, federal or state Law; (b) accepted or received any unlawful contributions, unlawful payments, unlawful expenditures or unlawful gifts; or (c) established or maintained any fund or asset that has not been recorded in the Books and Records.

Section 4.15          Insurance. Schedule 4.15 is a correct and complete list and description, as of the date hereof, including policy numbers, carriers, risks insured, amounts of coverage, deductibles and expiration dates, of all insurance policies (with respect to liability, property, workers’ compensation, directors’ and officers’ liability or otherwise) of the Company, or of any Person (other than the Company) for the benefit of the Company, excluding Employee Benefit Plans, correct and complete copies of which policies have previously been delivered to Parent. All such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policies. In the past five (5) years, the Company has not been denied insurance coverage for material claims filed by the Company under any insurance policy listed or required to be listed on Schedule 4.15. The Company is current in all of its premiums for its insurance policies. The Company does not have any Knowledge of any threatened termination of, or material premium increase with respect to, any such policies, other than potential termination upon expiration of the stated term of such insurance policies. The Company has not received any notice in writing regarding any actual or possible (a) cancellation or invalidation of any insurance policy other than upon the stated expiration date of any such policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. The Company has no self-insurance or co-insurance programs.

Section 4.16          Permits. The Company maintains all material Permits from any Governmental Authority or any Person used in, necessary for or related to the conduct of the Business. Such Permits are in full force and effect, and the Company is in material compliance with the terms thereof. Schedule 4.16 sets forth all material Permits held by the Company.

Section 4.17          Employee Benefit Plans.

(a)          Schedule 4.17(a) sets forth a complete list of (i) all Employee Benefit Plans that are “employee pension benefit plans” as defined in Section 3(2) of ERISA, and (ii) all Employee Benefit Plans other than “employee pension benefit plans” as defined in Section 3(2) of ERISA.

(b)          For each Employee Benefit Plan, the Company has made available accurate, current, and complete copies to Parent of each of the following as of the date hereof, if and as applicable: (i) where such Employee Benefit Plan has been reduced to writing, the plan document and all amendments thereto, or where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (ii) financial statements and actuarial reports for the three (3) most recent plan years; (iii) each trust agreement or other funding vehicle and amendments thereto with respect to such plan, and any custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, investment advisory agreements, and side letters; (iv) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent opinion letter, determination letter, or advisory letter issued by the Internal Revenue Service (“IRS”) with respect to such plan; (v) the Form 5500 Annual Report, and all schedules and attachments thereto, for each of the three (3) most recent plan years or evidence of any applicable exemption to filing such forms, and a copy of the three most recently distributed summary annual reports; (vi) the current summary plan description, any summary of material modifications, summaries of benefits and coverage, employee handbooks, and any other written communications (or a description of any oral communications); and (vii) each other document, explanation or communication which describes any relevant aspect of each such plan.

(c)           Except as set forth on Schedule 4.17(c), (i) Each Employee Benefit Plan (including any related trust) has at all times been established, administered, and maintained in all material respects with all applicable requirements of ERISA (to the extent such Employee Benefit Plan is subject to ERISA), the Code and all other applicable Law, and in accordance with its terms; and (ii) each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Retirement Plan”) is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Retirement Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. All necessary amendments to each Employee Benefit Plan have been timely made as required by applicable Law and regulatory guidance, or the applicable Employee Benefit Plan remains within the remedial amendment period to adopt such amendments, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Retirement Plan. To the Knowledge of the Company, nothing has occurred with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject the Company or any Company Plan Affiliate to a civil action or penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980 of the Code. No Employee Benefit Plan has assets that include securities issued by the Company. All benefits, contributions, and premiums relating to each Employee Benefit Plan have been timely paid in accordance with the terms of such Employee Benefit Plan and all applicable Law and accounting principles, and all benefits accrued, under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)          None of the Company or any predecessor that operated the Business of the Company nor any Company Plan Affiliate has at any time participated in or made contributions to or has or had any other liability or potential liability (including any contingent or secondary liability) with respect to, a plan which is (i) a “multiemployer plan” (within the meaning of Section 3(37) of the Code or Section 4001 of ERISA), (ii) a “multiple employer plan” (within the meaning of Code Section 413(c)), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) a plan which is subject to Title IV of ERISA or to the funding requirements of Section 412 or 430 of the Code or Section 302 of ERISA.

(e)          Neither the Company nor any Company Plan Affiliate has any commitment to create, modify, or terminate any Employee Benefit Plan. Each Employee Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Company or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(f)           Except as set forth on Schedule 4.17(f), (i) there is no pending or, to the Knowledge of the Company, threatened Proceeding relating to an Employee Benefit Plan (other than routine benefit claims); and (ii) no Employee Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program). The Company has classified all individuals who perform services for them correctly under each Employee Benefit Plan, ERISA, the Code and other applicable law as common law employees, independent contractors or leased employees.

(g)          The Company does not have any commitment or obligation to any director, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Employee Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)          Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. The Company has no obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

(i)           With respect to each Employee Benefit Plan which provides for the grant of Options, each such Option has been granted at an exercise price equal to no less than the fair market value of the Company stock at the date of grant and there has been no “backdating” of any such stock options.

(j)           Except as set forth on Schedule 4.17(j), the Company and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) is and has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”).

(k)          Except as set forth on Schedule 4.17(k), neither the execution of this Agreement, shareholder approval of this Agreement, nor any of the transactions contemplated by this Agreement will: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to severance pay, any increase in severance pay, or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock or stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Employee Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.18          Affiliate Transactions. Except as set forth on Schedule 4.18, (a) the Company is not a party to any Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by the Company, in any Contracts to which the Company is a party, or in any other Person with which the Company or is or has been party to a Contract; (b) the Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company or for any Shareholder; (c) to the Knowledge of the Company, no officer or director of the Company nor any Shareholder has received, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company; and (d) there are no outstanding claims, accounts payable or receivable, intercompany loans, Indebtedness, or other Liabilities, between the Company, on the one hand, or any Shareholder or any Related Parties, on the other hand. Any such arrangement with a Related Party set forth on Schedule 4.18 is referred to herein as an “Affiliate Transaction”. The terms and conditions of any such Affiliate Transaction are on market terms and conditions and are consistent in all material respects with what the Company could have been obtained from an unrelated third party. Such Affiliate Transactions were negotiated and entered into on an arms-length, commercially reasonable basis. Since the Balance Sheet Date, there has been no change in any Affiliate Transaction.

Section 4.19          Health, Safety and Environment.

(a)          Compliance; Permits. Except as set forth on Schedule 4.19(a), (i) the Company is and at all times has been in compliance in all material respects with all Environmental and Safety Requirements applicable to its assets, the Business, the Real Property and any facilities and operations thereon, and (ii) the Company possesses all material Permits required under applicable Environmental and Safety Requirements and relating to its assets, the Business, the Real Property and any facilities and operations thereon.

(b)          No Hazardous Materials; No Releases. Other than as set forth on Schedule 4.19(b), except in compliance with all applicable Environmental and Safety Requirements and in a manner and condition that would not give rise to material Liabilities or remedial obligations under applicable Environmental and Safety Requirements, (i) there are no Hazardous Materials on, in or under, or emanating from or affecting, the Real Property or any facilities or operations thereon; (ii) the Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Material at the Real Property; and (iii) there has been no Release of any Hazardous Material at, migrating onto or under, or emanating from the Real Property. No reports have been filed, or are required to be filed, by the Company concerning the Release of any Hazardous Materials or the threatened or actual violation of any Environmental and Safety Requirements that have not heretofore been resolved. No remediation or investigation of Hazardous Materials is occurring at any property owned or operated, or formerly owned or operated, by the Company.

(c)          No Orders, Actions, Claims or Notices. Other than as set forth on Schedule 4.19(c), the Company has not (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to its assets, the Business, the Real Property or any facilities or operations thereon; (ii) received notice under the citizen suit provision of any Environmental and Safety Requirements in connection with its assets, the Business, the Real Property or any facilities or operations thereon, or (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Hazardous Materials relating to its assets, the Business, the Real Property or any facilities or operations thereon (including off-site disposal of Hazardous Materials). There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company relating to any violation, or alleged violation, of any Environmental and Safety Requirement.

Section 4.20          Employees; Salaries; Personnel Agreements, Plans and Arrangements.

(a)          Schedule 4.20(a) contains a true, complete and correct list as of January 12, 2021, setting forth (i) the names, hire dates, current base compensation rates (base salary or hourly wage, as applicable), 2020 actual incentive compensation (bonus and/or commission, as applicable), 2021 target incentive compensation (bonus and/or commission, as applicable), amount of accrued but unused vacation time, job titles, status (full-time/part-time/seasonal/temporary), work location (i.e., city/state), classification as exempt or non-exempt from overtime under the FLSA (or similar applicable Law), visa status (if applicable), and leave status (as applicable, including type of leave and anticipated return date, if known) of all individuals employed by the Company as of such date, (ii) the names and total annual compensation for all independent contractors who rendered services to the Company in the previous twelve (12) months and received compensation is in excess of One Hundred Thousand Dollars ($100,000) during the calendar year ended December 31, 2020, and (iii) the names and titles of the officers and directors of the Company. Except as set forth in Schedule 4.20(a), no person listed thereon has received any bonus or increase in compensation between January 1, 2021, and the date hereof, except for increases in the ordinary course of business consistent with the past compensation practices of the Company, and obligations incurred under existing Employee Benefit Plans. Except as set forth on Schedule 4.20(a), all employees and independent contractors of the Company are employed “at will” or engaged without a guaranteed term and their relationship with the Company may be terminated without cause at any time without Liability. Except as set forth on Schedule 4.20(a), as of the date hereof, no officer of the Company, nor, to the actual knowledge of any Principal Equityholder, any other employee of the Company plans to terminate his or her employment by the Company as a result of the consummation of the transactions contemplated herein or otherwise.

(b)          Except as listed in Schedule 4.20(b), the Company is not a party to or otherwise obligated with respect to any (a) outstanding Contracts with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or Contracts with any labor organization or union, works council, or other representative of employees or any employee benefits provided for by any such agreement (and no such agreement is currently being requested by, or is under discussion by management with, any employee or others). Except as set forth on Schedule 4.20(b), the Company has not received any notice of any pending or threatened administrative charges, court complaints, claims, investigations, audits, or proceedings as of the date hereof in connection with the Company before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority concerning alleged employment discrimination or any other matters relating to the employment or engagement of labor. Each employee of the Company who is a foreign national is listed on Schedule 4.20(b), and correct and complete copies of all documentation relating to each such employee’s right to work, including without limitation any Form I-9 relating to such employee, previously have been furnished to the Parent.

(c)          There are no pending or, to the Knowledge of the Company, threatened, strikes, work stoppages, walkouts, pickets, lockouts, or other material labor disputes against or involving the Company, and no such disputes have occurred within the past five years. To the Knowledge of the Company, there are no ongoing or threatened union organizing or decertification activities involving employees of the Company and no such activities have occurred within the past five years.

(d)          Except as would not result in material Liability for the Company after the Closing: (i) the Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, and other compensation that has come due and payable to its current and former employees pursuant to applicable Law, Contract or Company policy; and (ii) each individual who has performed services for the Company within the past three years on an independent contractor or other non-employee basis is and was properly classified and treated as a non-employee for all applicable purposes. To the Knowledge of the Company, no current officer, executive or managerial employee has been the subject of any allegation or complaint of sexual harassment or similar conduct within the past three years and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to form the basis for any such allegation or complaint.

Section 4.21          Workers Compensation. Schedule 4.21 sets forth since December 31, 2019, all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company or any Company Plan Affiliate or predecessor of the Company currently pending, and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for (a) costs, expenses and other liabilities under any workers compensation Laws, requirements or programs and (b) any other medical costs and expenses related thereto. Except as set forth on Schedule 4.21, to the Knowledge of the Company, no claims, injuries, fact, event or condition exists (or has existed within the past three years) which could give rise to a claim by employees, leased employees or former employees (including dependents and spouses) of the Company or any Company Plan Affiliates under any workers compensation Laws, requirements or programs or for any other medical costs and expenses.

Section 4.22          Taxes.

(a)          All Taxes due and payable as shown on each Tax Return filed by the Company have been timely paid in full, which such Tax Returns were true, correct, and complete in all material respects. The Company has not incurred any Tax Liability other than in the ordinary course of business.

(b)          Except as set forth on Schedule 4.22(b), all Tax Returns that are required by Law to have been filed by the Company have been filed in a timely manner and such Tax Returns are true, complete and correct in all material respects. Any deficiencies proposed as a result of any audits, investigations, claims or similar proceedings by any Governmental Authority have been timely paid or settled in full, and there are no present, pending, ongoing or threatened disputes, audits, investigations, or similar proceeds as to any Tax Liability of the Company.

(c)          There are no unexpired waivers of any statute of limitations with respect to any Taxes of the Company, the Company is not a party to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes, and no action or proceeding by any Governmental Authority is pending or to the Knowledge or the Company, threatened with respect to any Taxes due from the Company.

(d)          No written or, to the Knowledge of the Company, other claim has ever been made by a Governmental Authority in a jurisdiction, whether foreign or domestic, where the Company does not file Tax Returns that the Company is or may be subject to a Tax Liability in that jurisdiction.

(e)          No Liens for Taxes exist in respect of any assets or properties of the Company, except for Permitted Liens.

(f)          All Taxes required to be withheld or paid by the Company in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been timely paid in full or set aside in accounts for such purpose and the Company has complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any such employee, independent contractor, creditor, stockholder, or other third party. The Company has not received any written notice that it is in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes.

(g)          The Company has not “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(h)          The Company is an “S corporation” as defined in Code Section 1361(a)(1) and corresponding state Laws and has been an “S corporation” since October 1, 2018, and no event has occurred (other than the Closing) that would revoke or affect the Company’s status as an “S corporation” under federal and corresponding state Laws.

(i)           The Company has timely and properly withheld all required material sales, use and value added Taxes and has timely remitted all such Taxes to the proper Governmental Authority in accordance with applicable Law. For all material sales that were exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, the Company has received and retained in its Books and Records any appropriate tax exemption certificates and other documentation qualifying such sales as exempt to the extent material.

(j)           The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

(k)          The Company has not entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or received or requested any private letter ruling or similar ruling from the Internal Revenue Service or other Governmental Authority, the terms of which would apply to the computation of Tax Liability for any taxable period of the Company that has not yet been filed. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or any prepaid amount received on or prior to the Closing Date.

Section 4.23          Data Privacy and Security. The Company has complied at all times, and is currently in compliance in all material respects with, all applicable Data Privacy and Security Laws, Requirements, and Standards. The Company has not received written notice of any Order or action by any Governmental Authority alleging any violation of, or failure to comply with, any Data Privacy and Security Laws, Requirements, and Standards; nor has the Company received any written complaints or written reports concerning any such violation from any person, customer, or vendor. The Company has at all times provided to its customers, end-users, employees, and vendors with complete, truthful and accurate information regarding its practices concerning the protection, collection, access, use, storage, disposal, disclosure, registration, processing, privacy, and transfer of Personal Data, as well as the security of its software, solutions, applications, and Computer Systems. To the Knowledge of the Company, the Company has not suffered, discovered, or been notified of any unauthorized acquisition, use, disclosure, impairment, deletion, destruction, intrusion to, access to, or breach of any Personal Data, software, solutions, applications, and/or Computer Systems that: (a) constitutes a breach or a data securitjy incident under any applicable Data Privacy and Security Laws, Requirements, and Standards; (b) would trigger a notification or reporting requirement under any agreement to which the Company is a party or otherwise bound; (c) materially compromises (individually or in the aggregate) the security or privacy of such Personal Data, software, solutions, applications, and/or Computer Systems; or (d) has resulted in the destruction, damage, loss, corruption, alteration or misuse of any Personal Data, software, solutions, applications, and/or Computer Systems. The Company has taken commercially reasonably actions to protect against the existence of any (i) unauthorized security or lock-out device that could materially and adversely affect its software, solutions, applications, and/or Computer Systems; and (ii) computer virus, worm, trap or back door, Trojan horse, or any other instruction, code, program, data, or material (collectively, “Malicious Instructions”) that reasonably would be expected to materially and adversely interrupt, discontinue, interfere with, or otherwise affect the operation or use by the Company of any of its Personal Data, software, solutions, applications, and/or Computer Systems. To the Knowledge of the Company, the Products do not contain any virus, or harmful software routine or hardware component designed to permit unauthorized access to, or to maliciously disable or otherwise harm, any computer, system, or software. The Company has taken commercially reasonable steps to provide for the security, continuity, and integrity of its software, solutions, applications, and Computer Systems and the back-up and recovery of data and information stored or contained therein or accessed or processed thereby and to guard against any unauthorized access or use thereof. The Company maintains commercially reasonable security, disaster recovery, and business continuity plans, procedures, and facilities in connection with the Business as presently conducted and act in compliance therewith. To the Knowledge of the Company, none of its software, solutions, applications, and Computer Systems has experienced any security breach or substandard performance in the past five years that has caused a Material Adverse Effect.

Section 4.24          Bank Accounts. Schedule 4.24 is a complete and correct list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto. Except as set forth on Schedule 4.24, the Company has not granted any powers of attorney or other signing authority to any Person.

Section 4.25          Brokers’ or Finders’ Fees. Except as disclosed on Schedule 4.25 no agent, broker, investment banker, Person or firm acting on behalf of the Company, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

Section 4.26          Corporate Names; Business Locations. During the past five (5) years, (a) except as set forth on Schedule 4.26, the Company has not been known as or used any fictitious or trade names, and (b) the Company has not had an office or place of business other than as set forth on Schedule 4.26. The Company has not been the surviving corporation of a merger or consolidation other than as set forth on Schedule 4.26.

Section 4.27          Books and Records. The Books and Records are accurate, complete and correct in all material respects and have been maintained in the ordinary course of business and in material compliance with applicable Laws.

Section 4.28          No Other Representations. Except for the representations and warranties contained in this Article 4, no representation or warranty, express or implied, is being made with respect to the Company or the Company’s Business under this Agreement, or with respect to any other information provided to Parent in connection with the Transactions. No Person shall have or be subject to any Liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the Transactions, unless any such information is expressly included in a representation or warranty contained in this Article 4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF

THE PARENT AND THE MERGER SUB

Parent and Merger Sub represents and warrants to the Company and the Principal Equityholders that the statements contained in this Article 5 are true and correct as of the date hereof and as of the Closing Date.

Section 5.1            Authorization.

(a)           Parent and Merger Sub each have full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Transaction Documents to which Parent or Merger Sub is a party have been duly and property authorized by all requisite action in accordance with applicable law and with the organizational documents of Parent and no other corporate proceedings on behalf of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the filing of the Certificate of Merger to effect the Merger). Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of Parent or Merger Sub has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause Parent and Merger Sub to perform its obligations hereunder and thereunder.

(b)          This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms. Each of the Transaction Documents to be executed and delivered by or on behalf of Parent and Merger Sub will be duly executed and delivered by Parent and Merger Sub, and when so executed and delivered, the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

Section 5.2            No Conflicts. Except as set forth on Schedule 5.2, neither the execution and delivery of this Agreement and the Transaction Documents by Parent or Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby do or will:

(a)           violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Parent and Merger Sub;

(b)           violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof; or

(c)           require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

Section 5.3            Organization.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has full power and authority to carry on the business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. Parent is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the absence of such qualification would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Transaction Documents.

(b)          Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Merger Sub has full power and authority to carry on the business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the absence of such qualification would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Transaction Documents.

Section 5.4            Brokers’ or Finders’ Fees. No agent, broker, investment banker, Person or firm acting on behalf of the Parent, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the transactions contemplated hereby.

Section 5.5            Due Diligence. Parent acknowledges that, except for the matters that are expressly covered in this Agreement, Parent is relying on its own investigation and analysis in entering into the Transaction Documents and the Transactions, and that the Transaction Documents are the product of arms’ length negotiations. Parent acknowledges that it is acquiring the Company without any representation or warranty, express or implied, except as expressly set forth in this Agreement, the Transaction Documents or the other documents delivered to Parent at Closing.

Section 5.6            Investment Representation. Parent is acquiring the shares of capital stock in the Company (the “Shares”) for investment for its own account with the intention of holding such Shares for investment, without any present intention of participating directly or indirectly in any distribution of all or any part of the Shares. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Parent acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 5.7            Foreign Control. Each of Parent, Parent’s directors, Parent’s officers, and other individuals having primary management or supervisory responsibilities of Parent is a U.S. citizen or company.

ARTICLE 6
AGREEMENTS AND COVENANTS RELATED TO THE COMPANY

Section 6.1            Ongoing Access. From the date hereof through the Closing Date, subject to all applicable Laws (including with respect to clearances and citizenship), the Company shall provide, and cause its representatives to provide, Parent and its representatives with reasonable access to its books, records, officers, employees, and representatives (including agents and accountants) in connection with the Financing Transaction, the audit of the Company’s financial statements in connection with the Financing Transaction, and any other information reasonably requested in connection with the transactions contemplated herein. Such access shall be conducted at reasonable times upon reasonable prior notice to the Representative and the Company and under reasonable circumstances; provided, however, that such access shall not unreasonably disrupt personnel, operations and properties of the Company, and shall be at Parent’s sole risk and expense. In exercising its rights hereunder, Parent shall conduct itself so as not to interfere in the conduct of the Company’s business prior to the Closing and shall comply with all applicable Laws. Notwithstanding anything to the contrary set forth in this Agreement, the Company (including its directors, officers, employees, consultants and agents) shall not be required to disclose to Parent or any of its representatives any information (a) if doing so could violate any Contract or Law to which the Company is a party or is subject or which it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges), (b) if the Company or any Holder, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (c) if the Company reasonably determines that such information is competitively sensitive. Prior to the Closing, Parent shall not (and shall cause its subsidiaries, representatives and agents not to) use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the Transactions.

Section 6.2            Non-Negotiation. In consideration of the substantial expenditure of time, effort and expense undertaken by Parent in connection with its due diligence review and the preparation and negotiation of this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Principal Equityholders and the Company will not, and will not cause or permit any of the Company’s Affiliates, stockholders, directors, officers, employees, advisors, representatives and other agents to, directly or indirectly, (i) solicit, initiate, encourage, facilitate, respond to, accept, approve or discuss any inquiry, indication or interest, proposal or offer any Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal, (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal or (iv) enter into any agreement, arrangement or understanding to delay, abandon, terminate or fail to consummate the Transaction. The Company will immediately cease any and all existing activities, discussions or negotiations (including terminating access to any data rooms) with any parties conducted heretofore with respect to any of the foregoing. The Company will promptly (and in any event within 24 hours) (i) notify Parent of the receipt of any Acquisition Proposal and (ii) provide Parent with any copies or summaries of communications it may receive or become aware of relating to any Acquisition Proposal.

Section 6.3            Conduct of Business. Prior to the Effective Time and except as set forth in this Agreement or as requested or consented to by Parent, the Company will (a) conduct business only in the ordinary course consistent with past practice; (b) perform its material obligations under Contracts relating to or affecting its properties, assets, or Business; (c) maintain books and records in accordance with past practice; and (d) comply in all material respects with all applicable Laws.

Section 6.4            Certain Restrictions. Prior to the Effective Time and except as set forth in this Agreement or as requested or consented to by Parent (which such consent shall not be unreasonably withheld, conditioned, or delayed), the Company will refrain from:

(a)           amending its certificates or articles of incorporation or by-laws or taking any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such entity;

(b)          (i) authorizing, issuing, selling or otherwise disposing of any shares of capital stock of the Company or Options, other than issuing Company Shares pursuant to the terms of any currently outstanding Options as disclosed in the Disclosure Schedules or repurchasing Company Shares pursuant to the terms of any currently outstanding Options or if necessary to maintain the Company’s status as an S-corporation (provided, that the Company shall provide Parent prompt written notice of any such issuances or repurchases), or (ii) modifying or amending any right of any holder of outstanding shares of capital stock of the Company or Options; or (iii) splitting, combining or reclassifying any of such shares or Options;

(c)           declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company in violation of any Law (it being expressly understood that the Company shall not be restricted from paying any dividend or other distribution that does not violate applicable Laws), provided, that the Company shall provide Parent prompt written notice of any such dividend or distribution;

(d)          acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any assets and properties, other than in the ordinary course of business consistent with past practice;

(e)           engaging with any Person in any merger, consolidation, purchase or sale of equity interests (other than to or from employees of the Company as referenced in the foregoing subparagraph (b)), joint venture, partnership or similar transaction, sale, disposition or other transfer of the assets or equity of the Company or any other Person, or with respect to any division thereof, or any transaction which is similar in form, substance, purpose or effect to any of the foregoing;

(f)           making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding Two Hundred Thousand Dollars ($200,000.00);

(g)          entering into a new line of business unrelated to the business as currently conducted by the Company;

(h)          writing off or writing down any of their assets and properties outside the ordinary course of business consistent with past practice or as required in connection with any audit undertaken by the Company at the request of Parent;

(i)            incurring any Indebtedness (other than incurrence of Indebtedness under any existing revolving credit facility disclosed on the Disclosure Schedules, all of which shall be paid off in full at or prior to the Closing) or issue any debt securities or assume or guarantee any Indebtedness or obligations of any other person; or engaging in any liquidation, dissolution or other reorganization or recapitalization;

(j)            making any material change in any of its methods of accounting or in any accounting policy, except as may be required by Law or GAAP or as required by Parent in connection with the Financing Transaction;

(k)           entering into any collective bargaining agreement;

(l)            (i) materially accelerating or materially changing the payment terms of any accounts receivable or notes payable outside of the ordinary course of business, (ii) materially delaying the payment of or materially changing the payment terms of any accounts payable or other Liabilities outside of the ordinary course of business, or (iii) taking any action, or omit to take any action, in each case outside of the ordinary course of business, that would have the effect of causing the working capital position of the Company to be materially different than historical levels and trends;

(m)          terminating any Contract set forth (or which should be set forth) on Schedule 4.8, waiving, releasing or assigning any material rights or claims under any such Contract, or modifying or amending any such Contract in any adverse respect, all except in the ordinary course of business;

(n)           settling or compromising any claim, other than claims that are fully paid by Company prior to Closing and that (i) are not in excess of Two Hundred Fifty Thousand Dollars ($250,000) and (ii) do not involve any material non-monetary obligations on the part of the Company or the Parent;

(o)           (A) sell, license or otherwise distribute any Owned Intellectual Property owned by the Company to any Person (or enter into any Contract for the sale, license or distribution of any Owned Intellectual Property owned by the Company to any Person), other than non-exclusive licenses granted to a Governmental Authority pursuant to a Government Contract or, in the case of any Products, to customers under the Company’s standard forms of agreement pursuant to which the Company sells, licenses, distributes or makes available such Products to customers (copies of which the Company has made available to the Parent), in each case entered into in the ordinary course of business consistent with past practice, or (B) change the pricing or royalties set or charged by the Company to its customers or other licensees in any material respect or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company in any material respect (other than changes in pricing or royalties made in the ordinary course of business consistent with past practice);

(p)           fail to maintain any Intellectual Property required to be set forth on Schedule 4.12(a)(i) or the confidentiality of any Trade Secret of the Company;

(q)           entering into a Contract with a third party with respect to the development of any Intellectual Property outside of the ordinary course of business consistent with past practice;

(r)            entering into any agreement to do or engage in any of the foregoing.

Notwithstanding the foregoing or anything herein to the contrary, (a) none of the Parent or any of its Affiliates shall have, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Date, (b) prior to the Closing Date, the Company shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations and (c) no consent of the Parent shall be required with respect to any matter set forth in Section 6.3 or Section 6.4 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.

Section 6.5            Employee Matters.

(a)           Prior to the Effective Time, except as may be required by Law, the Company will refrain from directly or indirectly:

(i)            making any representation or promise, oral or written, to any officer, employee, natural person independent contractor or consultant of the Company concerning any Employee Benefit Plan, subject to Section 6.5(a)(iv) below;

(ii)           making or promising any increase in the salary, wages or other compensation of any officer, employee, natural person independent contractor or consultant of the Company that is outside the ordinary course of business or that will become effective at or after the Closing;

(iii)          adopting, entering into, amending, modifying or terminating (partially or completely) any Employee Benefit Plan outside of the ordinary course of business, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company reasonably believes to be in the best interest of the Company;

(iv)          establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Employee Benefit Plan, employment Contract or other employee compensation arrangement outside of the ordinary course of business or (ii) salary ranges, increase guidelines or similar provisions in respect of any Employee Benefit Plan, employment Contract or other employee compensation arrangement outside of the ordinary course of business; or

(v)           except in the ordinary course of business, entering into, amending, modifying or terminating (partially or completely) any Contract that is, or had it been in existence on the date of this Agreement would have been required to be, disclosed in Schedule 4.20(a).

(b)           The Company will administer each Employee Benefit Plan, or cause the same to be so administered, in all material respects in accordance with its term and the applicable provisions of the Code, ERISA and all other applicable Laws. The Company will promptly notify Parent in writing of each receipt by the Company (and furnish Parent with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, or other Person involving any Employee Benefit Plan.

Section 6.6            Affiliate Transactions. Except for the lease disclosed on Schedule 4.18, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between any Shareholder, any officer, director or Affiliate of any Shareholder or any Affiliate of any of the foregoing (other than the Company), on the one hand, and the Company, on the other hand, will be paid in full, and the Company will terminate and will cause any such Shareholder, officer, director or Affiliate to terminate, each Contract with the Company, including without limitation those agreements set forth on Schedule 4.18 (other than the previously referenced lease, which shall continue in effect as of the Closing in accordance with the terms thereof). Prior to the Closing, the Company will not enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis, with any Shareholder or any such officer, director or Affiliate.

Section 6.7            Regulatory and Other Approvals.

(a)           The Company will (i) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use their best efforts, as promptly as practicable, to (A) obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of the Company to consummate the transactions contemplated hereby and by the Transaction Documents, and (B) maintain all Contracts and Permits in full force and effect upon and after the consummation of the transactions contemplated hereby and by the Transaction Documents, (ii) provide such other information and communications to such Governmental Authorities or other Persons as Parent or such Governmental Authorities or other Persons may reasonably request, and (iii) cooperate with Parent as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of Parent to consummate the transactions contemplated hereby and by the Transaction Documents. The Company will provide prompt notification to Parent when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Parent of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

(b)           Promptly, but in no event longer than thirty-five (35) days, following the date hereof, Parent, directly or through its representatives, shall commence the process and procedure set forth in the NISPOM and related security regulations to update and file the relevant forms (including the SF-328 and supporting documentation) and information regarding ownership of the Company. Promptly after the date hereof, the Parent and Company will work to determine if, as of the Closing, the Company will be subject to foreign ownership, control or influence (“FOCI”) and, if so, which method may be applied to negate or mitigate the risk of FOCI in accordance with Section 2-303 of the NISPOM (the “Initial FOCI Disclosure”). As soon as reasonably possible after commencing such process and filing an updated SF-328 (and associated ownership information), the Parent shall provide to DCSA a plan to mitigate any FOCI, and such other documents and information as may be reasonably required under Section 2-302b of the NISPOM. Thereafter, the Parent shall take commercially reasonable efforts to promptly obtain verification and approval of the required method to mitigate the risk of FOCI in accordance with 2-303 of the NISPOM (the “Approved FOCI Mitigation Method”), including providing such documents and information as may be reasonably requested by DCSA. The Parent shall keep Company informed as to the progress, status, and any developments related to the foregoing. The Company shall provide reasonable assistance to the Parent in connection with the foregoing.

Section 6.8            Confidential Information. From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as required by applicable law or by legal or regulatory process, the Company shall, and the Company shall be responsible for ensuring that its employees, agents, and Shareholders, keep secret and retain in strictest confidence, and not use or disclose to others, any confidential or proprietary information relating to the Company or the Business, except in accordance with a non-disclosure or confidentiality agreement executed in the ordinary course of business.

Section 6.9             Employee Benefit Plans.

(a)           No Employee Rights. Nothing in this Article 6, or elsewhere in this Agreement, express or implied, shall confer upon any employee or legal representative of the Company any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, subject to Appendix A.

(b)           Right to Terminate or Modify Plans. Nothing in this Article 6, or elsewhere in this Agreement, express or implied, shall be (i) deemed an amendment of any plan providing benefits to any employee of the Company or (ii) subject to Section 3.7 and Appendix A, construed to prevent Parent from terminating or modifying to any extent or in any respect any employee benefit plan that Parent may establish or maintain.

Section 6.10          Shareholder Consent; Information Statement.

(a)           Immediately following the execution of this Agreement, the Company shall use its best efforts to secure the Requisite Shareholders’ Approval, authorizing and approving this Agreement and the Merger in accordance with the Act. The Company anticipates that such consent will be accomplished immediately following the execution of this Agreement in connection with the execution of the Principal Equityholders Agreement. Promptly following receipt of the Requisite Shareholders’ Approval, the Company shall deliver a copy of such Requisite Shareholders’ Approval to Parent.

(b)           Neither the Company, the Representative nor any representatives of the Company shall communicate or participate or engage in discussions with, or provide any information to, any holders of Company Shares, including, without limitation, in respect of solicitation of proxies, consents, authorizations or votes, in respect of this Agreement, the Merger or the transactions contemplated hereby or thereby, except (i) through written materials or oral scripts, including question and answer scripts, that have been approved by Parent or Merger Sub, or (ii) otherwise in a manner to support, and consistent with, the Board Recommendation.

(c)           In connection with the Merger, the Company shall prepare and deliver to each Shareholder, within ten (10) days after the date hereof, a confidential notice and information statement (the “Information Statement”), providing an accurate summary of all material terms of this Agreement, the Transaction Documents and the Merger; provided, however, that the Company will provide Parent and Merger Sub with an initial draft of the Information Statement on or prior to the date hereof and of any subsequent drafts incorporating material changes thereto granting, in each case, Parent and Merger Sub at least forty-eight (48) hours opportunity to comment thereon and will otherwise consult with Parent and Merger Sub with respect to such Information Statement. The Company will notify Parent and Merger Sub at least forty-eight (48) hours prior to the mailing of the Information Statement. The Information Statement shall include (i) a notice to the effect that the Company’s Board unanimously determined that the Merger is advisable in accordance with the Act and in the best interests of the Shareholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) a notice of the actions taken in the Requisite Shareholder Approval, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the Act and the bylaws of the Company, (iii) a notice to such Shareholders of their dissent and appraisal rights pursuant to the Act (including a copy of the applicable section of the Act identifying and describing such dissent and appraisal rights) and such other information as Parent shall reasonably request.

Section 6.11          Notice and Cure. The Company will notify Parent promptly in writing of, and contemporaneously will provide Parent with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance, and shall prepare and deliver promptly an update to any Schedule hereto setting forth any such event, transaction or circumstance that would have been required to be set forth or described in such Schedule. The Company also will notify Parent promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice or disclosure by the Company pursuant to this Section 6.11, however, shall be deemed to amend or supplement any Disclosure Schedule referred to in Article 4, or otherwise cure any misrepresentations or breach of warranty set forth in Article 4 made as of the date hereof, except that the Disclosure Schedules may be supplemented to the extent the Company also complies with Section 6.12.

Section 6.12          Supplemental Disclosure Schedules. From time-to-time up to (but not including) the Closing Date, solely with respect to any matter, event or occurrence first arising after the date hereof (other than as a result of a breach of Section 6.3 or Section 6.4), that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules that has been rendered inaccurate by such matter, event or occurrence arising after the date hereof), the Company may supplement or amend the Disclosure Schedules to make the representations and warranties set forth in Article 4 be true and correct in all material respects as of the Closing and to otherwise qualify such representations and warranties as of the Closing, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Parent of (and shall not be effective for) any of Parent’s conditions to Closing or Parent’s termination rights hereunder and shall not cure any misrepresentations or breach of warranty set forth in Article 4 as of the date hereof and prior to the delivery of any such supplement. Any such supplement or amendment to the Disclosure Schedules shall be provided in accordance with the notice provisions hereof in Article 11, shall reference this Section 6.12 and shall be clearly labeled as “Supplement to Disclosure Schedules”.

Section 6.13          Third Party Notices and Consents. The Company shall use commercially reasonable efforts to give all pre-Closing notices to, and obtain all consents from, all third parties that are described in the Disclosure Schedules; provided, that this Section 6.13 shall not apply with respect to notifications that are required to be provided as a result of the Closing (including under FAR 52.215-19).

Section 6.14          Financing Transaction Cooperation. Prior to the Closing, the Company shall use its reasonable best efforts to provide to the Parent, and shall use reasonable best efforts to cause their respective Representatives to, at the Parent’s sole cost and expense, provide to the Parent such cooperation that may be reasonably requested by the Parent in connection with the arrangement of the Financing Transaction, which cooperation may consist of the following: (i) reasonable and customary assistance with marketing efforts and diligence related to the Financing Transaction; (ii) prompt delivery to the Parent of documentation and other information requested by Parent that are required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; (iii) furnishing the Parent with Company financial statements required for the Financing Transaction and such other customary information of the Company as the Parent shall reasonably request, and using reasonable best efforts to update such information from time to time as necessary; (iv) using reasonable best efforts to cause its independent auditors to cooperate with the Financing Transaction consistent with their customary practice, including by providing customary “comfort letters” (including customary negative assurances) and customary assistance with the due diligence activities of the Parent (including by participating in a reasonable number of accounting due diligence sessions), and requesting their customary consents to the inclusion of audit reports in any relevant marketing materials, including U.S. Securities and Exchange Commission filings and registration; (v) providing reasonable and customary assistance to the Parent in the preparation by the Parent of offering documents, prospectuses, registration statements, syndication documents and materials; (vi) participating in a reasonable number of meetings, presentations, due diligence sessions, and drafting sessions related to the Financing Transaction; and (vii) causing the taking of corporate actions reasonably necessary to permit the completion of the Financing Transaction; provided, that Parent shall use its reasonable best efforts to promptly notify Representative of any reference to the Company or inclusion of any information regarding the Company (which such information shall be consistent with information and documentation provided by the Company) in any offering document, prospectus, registration statement, syndication document, or other material, information, or filings. Notwithstanding anything in this Section to the contrary, the Company shall not be required to (A) pay any commitment fee or similar fee or incur any Liability (or cause their respective managers, members, officers or employees to incur any Liability, in each case, in connection with the Financing Transaction prior to the Closing), (B) approve or enter into any agreement or binding commitment in connection with the Financing Transaction prior to the Closing (other than customary authorization letters described above), (C) provide (or to have any of their respective Representatives provide) any certificates, opinions or representations, in each case, with respect to or in connection with the Financing Transaction prior to the Closing (other than the assistance described in clauses (v) and (vi) above) or (D) provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would result in a violation of applicable Law, any confidentiality obligation binding on the Company or its respective officers, managers, members, directors or employees or loss of any attorney-client privilege, in each case, with respect to or in connection with the Financing Transaction.

Section 6.15          Termination of Retention Plan. Effective as of or prior to the Effective Time, the Company shall terminate the Retention Plan, which plan shall no longer have any force and effect, with no rights or obligations surviving with respect thereto or arising from such termination. At Closing, the Company shall provide the Parent with evidence satisfactory to the Parent that the Retention Plan has been terminated.

Section 6.16          Employee IP Agreements. On or before the Closing, the Company shall use its best efforts to enter into an Intellectual Property and Confidentiality Agreement in the form attached as Exhibit H with each current employee of the Company, each Principal Equityholder, each Option Holder and each Shareholder who has not previously entered into an Intellectual Property and Confidentiality Agreement in the form provided by the Company to the Parent (the “Employee IP Agreements”).

ARTICLE 7
AGREEMENTS AND COVENANTS OF PARENT AND MERGER SUB

Section 7.1            Regulatory and Other Approvals. Parent covenants and agrees with the Company that, at all times from and after the date hereof until the Closing, Parent will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of Parent and Merger Sub to consummate the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such Governmental Authorities or other Persons as the Company or such Governmental Authorities or other Persons may reasonably request and (c) cooperate with the Company as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of the Company to consummate the transactions contemplated hereby and by the Transaction Documents. Parent will provide prompt notification to the Company when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Company of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 7.2            D&O Insurance. Effective as of the Closing and for a period of at least six (6) years, the Company shall, or Parent shall use reasonable efforts to, obtain a “tail” policy for the Company’s existing directors’ and officers’ insurance (the “Tail Policy”) on terms and conditions reasonably acceptable to Company and Parent, unless otherwise requested in writing by the Representative. The cost of such Tail Policy shall be paid by the Parent, and the total cost of such Tail Policy shall be included as a Current Liability. Parent shall, and shall cause the Company to, maintain the Tail Policy and not amend or terminate the Tail Policy. The officers and directors of the Company shall be third party beneficiaries of this Section 7.2. Notwithstanding the foregoing in this Section 7.2, or anything in the Company’s Articles of Incorporation or other organizational documents, the Parent, the Surviving Corporation and their Affiliates shall not be required to indemnify, advance expenses to, exculpate or hold harmless any officers or directors for any matter with respect to which any of the Parent Indemnified Parties is entitled to indemnification under Article 10 hereof or with respect to which any of the Parent Indemnified Parties are entitled to any other remedy under this Agreement.

Section 7.3            Confidentiality. From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as required by applicable law or by legal or regulatory process or under a non-disclosure agreement, the Parent shall, and shall cause its employees and agents to, keep secret and retain in strictest confidence, and shall not use or disclose to others, any confidential or proprietary information relating to the Company or the Business, except (a) disclosures to its own employees, agents and other representatives, (b) if the Company or any Holder, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, (c) disclosures made in pursuing any regulatory or other approvals, including pursuant to Section 6.7 hereof, (d) disclosures to financing sources or as otherwise contemplated by Section 6.14 of this Agreement (subject to Section 6.14), and (e) disclosures requested by the Company or otherwise contemplated by this Agreement.

Section 7.4            Company Employment Matters. From and after the Closing, the Parent shall, and shall cause the Company to, comply with Appendix A, attached hereto and incorporated herein by reference.

ARTICLE 8
CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION

Section 8.1            Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Parent:

(a)           No Breach of Covenants; True and Correct Representations and Warranties. The representations and warranties made by the Company in Article 4 of this Agreement (other than the Fundamental Representations), made by the Company in the Transaction Documents and made by the Company in any certificate delivered by the Company pursuant to Article 9 hereof shall be true and correct in all material respects (in the case of any such representation or warranty not qualified by materiality or Material Adverse Effect) or in all respects (in the case of any such representation or warranty qualified by materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date (disregarding any updates or supplements provided under Section 6.12) with the same force and effect as if such representations and warranties had been made as of the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case solely as of such earlier date. The Fundamental Representations made by the Company in Article 4 of this Agreement and in any certificate delivered by the Company pursuant to Article 9 hereof (and any representation made by a Shareholder in a Letter of Transmittal or other Transaction Document or certificate delivered by a Shareholder pursuant to Article 9 hereof) shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date (disregarding any updates or supplements provided under Section 6.12) with the same force and effect as if such representations and warranties had been made as of the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case solely as of such earlier date. The Company, the Shareholders, the Option Holders, and the Principal Equityholders shall in all material respects have complied with and performed all of the agreements and covenants required by this Agreement and the Transaction Documents to be performed or complied with by each of them on or prior to the Closing Date.

(b)           Delivery of Documents. Parent shall have received all documents and other items to be delivered thereby under Section 9.1 of this Agreement.

(c)           No Legal Obstruction; Regulatory Consent. No Proceeding by any Person, including any Governmental Authority, with respect to the transactions contemplated hereby shall be pending or threatened in writing and no Order shall have been entered in any Proceeding that seeks to or would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business, the Company after the Closing. All consents, approvals and actions of, filings with and notices to or other Permits from any Governmental Authority necessary to permit Parent, Merger Sub and the Company to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Parent, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have occurred.

(d)           [RESERVED]

(e)           No Material Adverse Effect. There shall have been no Material Adverse Effect nor any resignations or terminations of, or indications of an intention or plan to resign or terminate, employment by a material number of employees outside of the ordinary course of business. For sake of clarity, the resignation or termination of a material number of employees of the Company that occurs as a result of the expiration or completion of a Government Contract (which expiration or completion is disclosed in the Disclosure Schedules) shall not constitute a failure to satisfy this condition.

(f)            Payoff Letters and Lien Releases. Parent shall have received the Payoff Letters and evidence reasonably satisfactory to Parent of the payment of all Indebtedness indicated in such Payoff Letters and the release of all Liens with respect to such Indebtedness.

(g)           Resignations of Directors and Officers. Such members of the boards of directors and such officers of the Company as are designated in writing by the Parent at least two (2) Business Days prior to the Closing Date shall have tendered, effective as of the Closing, their resignations as directors and/or officers (but not as employees), and delivered to the Company executed resignations in form and substance satisfactory to Parent.

(h)           Option Cancellation Agreements. Each Option Holder shall have executed and delivered to the Company an Option Cancellation Agreement, exercised such Options and the Options shall have been cancelled, or the Company shall have cancelled such Options in accordance with the applicable Option grant documents.

(i)            Principal Equityholders Agreement. Each Principal Equityholder shall have executed and complied with the Principal Equityholders Agreement, and the Company shall have delivered the foregoing agreement to the Parent.

(j)            Shareholder Approval. Each of the following shall be satisfied: (i) this Agreement and the consummation of the transactions contemplated hereby shall have been approved and adopted, and the Merger shall have been duly approved, by the Requisite Shareholders’ Approval under the Act, the Company’s Articles of Incorporation, and the Company’s by-laws; (ii) the holders of at least ninety percent (90%) of the outstanding shares of capital stock shall have executed a Letter of Transmittal; and (iii) no more than five percent (5%) of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to the Act with respect to such shares of Company Common Stock.

(k)           Termination of the Company’s Agreements. Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to any of the Shareholders, Option Holders, and holders of SARs in effect immediately prior to the Effective Time (other than rights provided herein) shall have terminated and be of no further force and effect, with no rights or obligations surviving or arising from such termination as of the Effective Time.

(l)            Third Party Consents. All consents, approvals, assignments and actions of, filings with and notices to any Persons that are set forth on Schedule 8.1(l) shall have been obtained.

(m)          Financing Transaction. The Financing Transaction shall have been consummated or will be consummated substantially concurrently with the Closing.

(n)           Rollover Transaction. The Rollover Transaction shall have been consummated on the same day as the Closing, immediately prior to the Closing.

Section 8.2            Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Representative:

(a)           No Breach of Covenants; True and Correct Representations and Warranties. The representations and warranties by Parent and Merger Sub contained in Article 5 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if such representations and warranties had been made as of the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case solely as of such earlier date. Parent and Merger Sub shall in all material respects have complied with and performed all of the agreements and covenants required by this Agreement to be performed and complied with by each of them on or prior to the Closing Date.

(b)           Delivery of Documents. The Representative shall have received all documents and other items to be delivered thereby under Section 9.2 of this Agreement.

(c)           No Legal Obstruction; Regulatory Consent. No Proceeding by any Person, including any Governmental Authority, with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such Proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business, the Company after the Closing. All consents, approvals and actions of, filings with and notices to or other Permits from any Governmental Authority necessary to permit Parent and the Company to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have occurred.

(d)           Financing Transaction. The Financing Transaction shall have been consummated or will be consummated substantially concurrently with the Closing.

Section 8.3            Termination.

(a)           Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following described circumstances:

(i)            upon the written consent of the Parent and the Representative;

(ii)           by Parent or Representative upon written notice to the other, if a court of competent jurisdiction or other Government Authority shall have issued a final, non-appealable order or taken any other action, or there shall exist any Law, in each case preventing or otherwise prohibiting the Closing or that otherwise has the effect of making the Closing or the transactions contemplated by this Agreement illegal;

(iii)          by Parent, if the Company or the Representative breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement such that any of the conditions to the obligations of Parent in this Article 8 cannot be satisfied prior to One Hundred Eighty (180) days after the date hereof (the “Outside Date”) or, if such breach is capable of being cured, such breach has not been cured prior to the date that is ten (10) days from the date that either of them is notified by the Parent in writing of such breach (unless such failure to satisfy such condition results primarily from Parent itself breaching any representation, warranty or covenant contained in this Agreement);

(iv)          by Parent, if any of the conditions set forth in Section 8.1 hereof shall not have been fully satisfied or waived by Parent on the Outside Date, or if it becomes apparent that any of such conditions will not be fulfilled or waived by Parent by the Outside Date (unless such failure to satisfy results primarily from Parent itself breaching any representation, warranty or covenant contained in this Agreement),

(v)           by Parent, if within forty-eight (48) hours following the execution and delivery of this Agreement by all of the parties hereto, the Company shall not have delivered to Parent a copy of the executed written consent evidencing receipt of the Requisite Shareholders’ Approval under the Act, the Company’s Articles of Incorporation, and the Company’s by-laws;

(vi)          by Representative, if (A) the Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement such that any of the conditions to the obligations of the Company and the Representative in this Article 8 cannot be satisfied prior to the Outside Date or, if such breach is capable of being cured, such breach has not been cured prior to the date that is ten (10) days from the date that the Parent is notified by the Representative in writing of such breach (unless such failure to satisfy such condition results primarily from the Company or the Representative itself breaching any representation, warranty or covenant contained in this Agreement) or (B) any of the conditions set forth in Section 8.2 hereof shall not have been fully satisfied or waived by Representative on the Outside Date, or if it becomes apparent that any of such conditions will not be fulfilled or waived by Representative by the Outside Date (unless such failure to satisfy results primarily from the Company breaching any representation, warranty or covenant contained in this Agreement;

(vii)         by Parent if, after reasonably consulting or corresponding with DCSA, (A) DCSA approves a FOCI mitigation plan other than an exclusion resolution that is not reasonably acceptable to Parent or (B) Parent does not believe that Parent can agree to, or achieve, the FOCI mitigation requested by DCSA without unreasonable effort or expense (unless in each case, the failure to satisfy such condition results primarily from Parent itself breaching any representation, warranty or covenant contained in this Agreement); or

(viii)        by Representative if (A) a Business Combination Agreement between Parent and the Funding Source is not executed within twenty-eight (28) days after the date hereof, provided that Representative delivers notice of termination under this subpart (A) prior to Parent and the Funding Source entering into such Business Combination Agreement or (B) the Initial FOCI Disclosure is not delivered in accordance with Section 6.7(b), provided that Representative delivers written notice to Parent of its intent to terminate this Agreement under this subpart (B) and Parent shall have ten (10) days from receiving such notice to cure any such failure to deliver such Initial FOCI Disclosure.

(b)           Effect of Termination. If any party terminates this Agreement pursuant to this Section 8.3, this Agreement shall become null and void, and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, that the following shall remain in full force and effect: Article 12, this subparagraph (b), and the NDA. Nothing in this subparagraph (b) shall be deemed to release any party from any Liability for any breach by such party of the terms and provisions of this Agreement or for the Fraud of any party to this Agreement. The Company will remain liable to Parent for any breach of this Agreement by the Company existing at the time of such termination or for Fraud, and Parent will remain liable to the Company for any breach of this Agreement by Parent existing at the time of such termination or for Fraud, and the Company, or Parent, as the case may be, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity. If this Agreement is terminated pursuant to Section 8.3, Parent shall promptly cause to be returned to the Company or use reasonable efforts to destroy all documents and information obtained in connection with this Agreement and the Transactions and all documents and information obtained in connection with Parent’s investigation of the Company from any of the Company Parties, including any copies made by or supplied to Parent or its representatives of any such documents or information, in accordance with the NDA.

ARTICLE 9
CLOSING

Section 9.1            Deliveries of the Company. At the Closing, the Company will deliver or cause to be delivered to Parent simultaneously with delivery of the items referred to in Section 9.2 below:

(a)           Corporate Documents. Articles of Incorporation, certificate of formation, or other organizational documents, as applicable, of the Company certified by the Secretary of State of Alabama or other appropriate official in any other jurisdiction of formation or organization, as applicable, as of the date not more than ten (10) Business Days prior to the Closing Date, and the by-laws of the Company, certified by the secretary of the Company as in effect at the Closing;

(b)           Certificates of Good Standing. Certificates of Good Standing, dated not more than ten (10) Business Days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which the Company is qualified to transact business as a foreign corporation;

(c)           Resolutions. A copy of the resolutions of the board of directors of the Company, certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such entity is a party and the performance of the transactions contemplated hereby and thereby;

(d)           Closing Certificate. A certificate, dated as of the Closing Date, duly executed by the Company, certifying in such detail as Parent may reasonably require the fulfillment of the conditions set forth in Sections 8.1(a) that are not waived by Parent; provided, that such certificate shall in all events include and reference any updates or supplements provided under Section 6.12;

(e)           Share Certificates. Certificates representing, in the aggregate, a majority of the Company Shares, including all Company Shares held by the Principal Equityholders, together with duly completed Letters of Transmittal relating to all such shares;

(f)            Disbursement Agent Agreement. The Disbursement Agent Agreement, duly executed by the Representative;

(g)           Escrow Agreement. The Escrow Agreement, duly executed by the Company and the Representative;

(h)           FIRPTA Certificates. A certificate from the Company reasonably acceptable to Parent, satisfying the requirements of Treasury Regulation Sections 1.897(2)(h) and 1.1445-2(c)(3) certifying that interests in the Company are not and have not been United States real property interests within the meaning of Section 897(c)(1)(A) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(i)            Option Cancellation Agreements. An Option Cancellation Agreement duly executed by each Option Holder;

(j)            Payoff Letters. A Payoff Letter from each holder of Indebtedness and each party owed Transaction Related Expenses; the Holders and each of the officers, directors, employees and Affiliates of the Company shall have delivered evidence of repayment in full in accordance with their terms all debts and other obligations, if any, owed by any of them to the Company;

(k)           Option Cancellation Schedule and SAR Schedule. Any required updates to the Option Cancellation Schedule and SAR Schedule;

(l)            Principal Equityholders Agreement. The Principal Equityholders Agreement duly executed by the Company and each Principal Equityholder;

(m)          Noncompete Agreement. The Noncompete Agreement duly executed by the Company and each Principal Equityholder (other than Dianne Kraabel);

(n)           SAR Plan. Written evidence terminating the SAR Plan and all SARs in accordance with the SAR Plan;

(o)          Intellectual Property and Confidentiality Agreements. Employee IP Agreements executed by (i) all Principal Equityholders, (ii) all Shareholders, (iii) all Option Holders, and (iv) at least seventy percent (70%) of the employees of the Company as of the Closing, including all such employees whose employment with the Company commenced on or after the date of this Agreement;

(p)           Dataroom. At least three (3) USB drives readable by the Parent (or other similar storage mechanism for digitally retrievable media) with electronic copies of all of the documents and other files posted to the Datasite virtual data room and accessible by the Parent for the transaction, as it existed two (2) Business Days prior to the Closing; and

(q)           Other Documents. Such other documents and instruments as Parent reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Parent shall be in form and substance reasonably satisfactory to counsel for Parent.

Section 9.2            Deliveries of Parent. At the Closing, Parent will deliver the General Escrow Amount and the Working Capital Amount to the Escrow Agent, the Closing Merger Consideration to the Disbursement Agent, the Option Consideration and the SAR Consideration in accordance with Section 3.3, and the Payoff Amount to the Persons named in the Payoff Letters, and the following documents and instruments to the Representative:

(a)           Merger Sub Articles of Incorporation. The Articles of Incorporation of Merger Sub, certified by the Secretary of State of the State of Alabama as of not more than ten (10) Business Days prior to the Closing Date;

(b)           Closing Certificate. A certificate, dated as of the Closing Date, duly executed by Parent and Merger Sub, certifying in such detail as the Representative may reasonably require the fulfillment of the conditions set forth in Sections 8.2;

(c)           Disbursement Agent Agreement. The Disbursement Agent Agreement, duly executed by Parent and the Disbursement Agent;

(d)           Escrow Agreement. The Escrow Agreement, duly executed by Parent and the Escrow Agent; and

(e)          Resolutions. A copy of the resolutions of the governing body of Parent and Merger Sub, certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which Parent and/or Merger Sub is a party and the performance of the transactions contemplated hereby and thereby;

(f)          Other Documents. Such other documents and instruments as the Company reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Representative shall be in form and substance reasonably satisfactory to counsel for the Company.

ARTICLE 10
INDEMNIFICATION

Section 10.1          Indemnification.

(a)          Subject to the limitations, qualifications, conditions, and procedures set forth in this Article 10, from and after the Closing, each Principal Equityholder (by virtue of executing the Principal Equityholders Agreement and a Letter of Transmittal) has agreed, jointly and severally, to indemnify Parent and its Affiliates, shareholders, directors, officers, partners employees, agents, representatives, successors and permitted assigns (including the Company after the Closing) (the “Parent Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Parent Indemnified Parties as and when incurred for Losses that the Parent Indemnified Party may suffer, sustain or become subject to, directly or indirectly, as a result of or relating to the following (whether or not involving a Third Party Claim):

(i)           any breach or inaccuracy of any representation or warranty under Article 4 of this Agreement, other than the Fundamental Representations, or in any Transaction Document or certificate or other instrument furnished to the Parent by the Company under Article 9 of this Agreement with respect to such representations and warranties, other than the Fundamental Representations; and the Parent Indemnified Parties’ costs and expenses (including reasonable attorneys’ fees) in enforcing any claims for indemnification under this Section 10.1(a)(i);

(ii)           any breach or inaccuracy of the Fundamental Representations in this Agreement or in any certificate or other instrument or document furnished to the Parent by the Company under this Agreement with respect to the Fundamental Representations;

(iii)         the breach of any covenants contained in this Agreement by the Company (prior to the Closing);

(iv)        any claim made by any Stockholder or Option Holder or holder of SARs or other Person relating to such Person’s rights with respect to the Merger Consideration (other than payments as calculated in and set out in the Funds Flow Memorandum) or any claim asserted or made by any former or alleged shareholder or holder of Options or SARs or other Person (other than with respect to payments as calculated in and set out in the Funds Flow Memorandum) (A) relating to this Agreement or any transaction contemplated hereby, or (B) alleging or involving any ownership of, interest in or right to acquire any capital stock or other securities of the Company;

(v)          any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(vi)         the matters described in Appendix B;

(vii)        Indebtedness and Transaction Related Expenses not included in the Payoff Amount and any claim for payment of fees and/or expenses from the Company as a broker or finder representing the Company in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and the Company or a Shareholder or Option Holder of the Company or any holder of SARs or any Affiliate of any of the foregoing;

(viii)       any and all Liabilities for Taxes (A) in connection with or arising out of the Company’s activities or business on or before the Closing Date (determined, with respect to taxable periods that begin before and end after the Closing Date, in accordance with the allocation provisions of Article 11), (B) owing by any Person (other than the Company) for which the Company may be liable where the Liability of the Company for such Taxes is attributable to an event or transaction occurring on or before the Closing Date, including, without limitation, (i) under Treasury Regulation Sections 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), (ii) as a transferee or successor or (iii) by Contract, or (C) resulting from a breach by the Company of Article 11; or

(ix)         Fraud, willful misconduct, criminal acts or activities, or intentional misrepresentations by the Company or any Principal Equityholder related to the Company or the Transaction; or

(x)          the Parent Indemnified Parties’ costs and expenses of enforcing any claims for indemnification under 10.1(a)(ii) through (ix).

(b)         The Indemnified Party may update and supplement any timely asserted indemnification claim from time to time. Nothing herein shall be deemed to prevent the Indemnified Party from seeking indemnification, and an Indemnified Party may seek indemnification hereunder, for potential or contingent claims or demands or Losses; provided, the notice of such claim sets forth the good faith basis for any such potential or contingent claim or demand or Loss.

Section 10.2         Additional Indemnification. Each Holder may also be subject to additional indemnification obligations in accordance with the Principal Equityholders Agreement, if applicable, and the applicable Letter of Transmittal. Each Option Holder may be subject to indemnification obligations in accordance with the applicable Option Cancellation Agreement. Any such indemnification obligation or corresponding payment shall be outside the scope of this Agreement.

Section 10.3          Indemnification by Parent. Parent, on behalf of itself and its respective successors and assigns, hereby agrees to indemnify the Company, the Holders, and their respective Affiliates, shareholders, directors, officers, partners employees, agents, representatives, successors and permitted assigns (the “Shareholder Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Shareholder Indemnified Parties as and when incurred for any and all Losses which any Shareholder Indemnified Party may suffer, sustain or become subject to, directly or indirectly, as a result of or relating to the following (whether or not involving a third party claim):

(a)          any misrepresentation or breach of warranty on the part of Parent under Article 5 of this Agreement, or any misrepresentation or breach of, or omission from, any of the representations, warranties, statements, Schedules and Exhibits, certificates or other instruments or documents furnished to the Company by Parent pursuant to this Agreement;

(b)          any nonfulfillment or breach of any covenant or agreement on the part of Parent under this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to the Company by Parent; or

(c)          any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Parent or any Affiliate thereof.

Section 10.4         Indemnification Procedure for Third Party Claims. In the event that any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall promptly give written notice together with a statement regarding such claim to the Indemnifying Party in good faith, on a non-binding basis; provided that failure to provide such notice promptly shall not affect the rights of such Indemnified Party, except to the extent set forth in Section 10.4(f). Subject to Section 10.4(d) below, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall acknowledge its obligation to indemnify the Indemnified Party against any Losses that may result from such Third Party Claim (without regard to the amount thereof or the limitations set forth herein) and specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.

(a)          In the event that the Indemnifying Party shall fail to give the Defense Notice within said thirty (30) day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(b)         Subject to Section 10.4(d) below, in the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Notwithstanding the foregoing, in no event may an Indemnifying Party settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

(c)         Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(d)         Notwithstanding Section 10.4(b), the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled, at the Indemnifying Party’s expenses, to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations, investigations or proceedings against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, (iv) that is related to any Tax matter, (v) that relates to the exercise by any Shareholder of appraisal or dissenters rights, (vi) that seeks to impose liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification, in whole or in part, hereunder, (vii) that could reasonably be expected to result in suspension of debarment of the Purchaser or the Company by a Governmental Authority, (viii) that could reasonably be expected to exceed the unreserved or unclaimed amount remaining in the General Escrow Account, (ix) for which any insurer requires that such insurer control the matter as a condition to eligibility to recover insurance proceeds on account of such claim, (x) that involves a customer of the Company, (xi) that is made by a Governmental Authority, or (xii) that is not being reasonably, diligently and in good faith defended by the Indemnifying Party or (xiii) for which a conflict of interest exists which would prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party. The party that controls the defense, compromise or settlement of a Third Party Claim shall keep the other party reasonably informed of material developments and events relating to such claim. The party that is not conducting the defense shall provide the party conducting the defense and its counsel with reasonable access during normal business hours to such party’s records and personnel relating to any Third Party Claim and shall otherwise reasonably cooperate with the party conducting the defense in the defense or settlement thereof.

(e)         Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(f)          A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 10.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

Section 10.5          Indemnification Procedures for Non-Third Party Claims. In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Direct Indemnification Notice”) describing in good faith, on a non-binding basis, the Direct Claim, an estimate of the amount of damages attributable to such Direct Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that failure to provide such notice promptly shall not affect the rights of such Indemnified Party, except to the extent set forth in Section 10.4(f). If the Indemnifying Party does not notify (the “Direct Indemnification Defense Notice”) the Indemnified Party in writing within thirty (30) days from its receipt of the Direct Indemnification Notice that the Indemnifying Party disputes such Direct Claim, the Direct Claim specified by the Indemnified Party in the Direct Indemnification Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such Direct Claim, as provided above, such dispute shall be resolved as provided in Sections 12.9 and 12.10 hereof.

Section 10.6         Certain Limitations on Remedies.

(a)          The representations and warranties of the parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect thereafter until the Expiration Date, except (i) the matters referenced in Section 10.1(a)(ii) through (x) and the representations and warranties set forth in Article 5 shall survive until thirty (30) days after the expiration of all applicable statutes of limitations (including any amendments extending said statutes), and (ii) the representations and warranties contained in Section 4.22 (Taxes) shall survive until thirty (30) days after the expiration of all applicable statutes of limitations (including any amendments extending said statutes) (and not less than six (6) years). The covenants contained in this Agreement and the Transaction Documents shall survive until fully performed. Notwithstanding anything herein to the contrary, indemnification for any claim for which written notice as provided in this Article 10 has been timely given prior to the expiration of the representation, warranty, or covenant upon which such claim is based as provided herein shall not expire, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this Article 10.

(b)         Notwithstanding anything to the contrary set forth in this Agreement, the obligation to indemnify the Parent Indemnified Parties shall not arise unless and until the Losses incurred by all Parent Indemnified Parties, in the aggregate, as a result thereof exceed, in the aggregate, one-half of one percent (0.5%) of the Base Purchase Price (the “Basket”) (at which point, the Parent Indemnified Parties shall be entitled to indemnification for all Losses that exceed one-quarter of one percent (0.25%) of the Base Purchase Price (the “Deductible”); provided, that neither the Basket nor the Deductible shall apply to indemnification obligations or Losses with respect to the matters referenced in Section 10.1(a)(ii) through (x).

(c)          For purposes of determining the amount of any Losses with respect to any breach of any representation, warranty or covenant for purposes of indemnification under this Article 10 (but not whether any such breach has occurred), any qualification or limitation of a representation, warranty or covenant by reference to materiality of matters stated therein or as to matters having or not having “Material Adverse Effect,” “materiality” or words of similar effect, shall be disregarded. The indemnification obligations of the Stockholders and Option Holders and the rights and remedies that may be exercised by a Parent Indemnified Party are part of the basis of the bargain contemplated by this Agreement and shall not be waived, limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnified Parties or any of their Representatives.

(d)          The maximum amount that the Parent Indemnified Parties may recover from the Principal Equityholders pursuant to Section 10.1(a) above shall be limited to (i) an amount equal to the General Escrow Fund (“General Cap”) with respect to Losses under Section 10.1(a)(i); and (ii) an amount equal to the Merger Consideration actually paid or payable by the Parent with respect to Losses under Section 10.1(a)(ii) through (x); provided, however, that any claims based on or involving intentional Fraud or willful misconduct shall not be limited in amount, and only the Principal Equityholder(s) who committed or were involved in such intentional Fraud or willful misconduct shall be responsible for any Losses greater than the Merger Consideration actually paid or payable by the Parent.

(e)          Distributions from the General Escrow Funds pursuant to this Section 10.6 shall be made by the joint written instructions executed by the Parent and the Representative delivered to the Escrow Agent. In the event of a dispute regarding distributions from the General Escrow Funds, such dispute shall be resolved in accordance with Section 12.10, and the Escrow Agent shall make (or withhold) distributions pursuant to the arbitration award in settlement of such dispute. Notwithstanding the foregoing or anything to the contrary contained herein, distributions to the Parent from the General Escrow Funds shall be deemed paid pro-rata by the Holders.

(f)          The amount of any Losses for which indemnification is provided shall be reduced by any Tax benefit actually received in connection with such Loss.

(g)          Parent and the Representative shall cooperate with each other in good faith with respect to resolving any Liability or minimizing Losses with respect to which one party is obligated to indemnify hereunder, including by making commercially reasonable efforts to resolve, mitigate or minimize any such Liability or Loss; provided, however, that no Person shall be required to initiate litigation or arbitration proceedings.

(h)          In no event shall any Person obligated to indemnify another Person be responsible or liable for any Losses under this Article 10 that are (i) punitive damages; (ii) indirect damages that are not reasonably foreseeable under Delaware law; or (iii) speculative damages, except, in the case of any of the foregoing clauses (i), (ii) or (iii), to the extent that the Indemnifying Party has paid or must pay such damages to an unaffiliated third party in respect of a Third-Party Claim.

(i)           The amount of any Loss for which indemnification is provided under this Article 10 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies in effect less any reasonable out-of-pocket costs, fees or expenses (including any increased premiums) associated with obtaining such recovery. Each Indemnified Party agrees to use commercially reasonable efforts to seek recovery under such insurance policies; provided, however, that such commercially reasonable efforts shall not include any obligation to commence or prosecute any litigation or other legal proceedings against any insurer.

(j)           This Article 10 contains the sole and exclusive remedy of the parties in connection with the Transactions, except (i) with respect to intentional Fraud or willful misconduct, (ii) with respect to the procedures and remedies in Section 3.6 and Section 3.7; (iii) with respect to the procedures and remedies as to Tax matters in Article 11; or (iv) the rights of the parties to injunctive relief, specific performance or other equitable rights or remedies under Section 12.10(g); provided, that the parties acknowledge and agree that no party shall seek to rescind the Transaction from and after Closing.

Section 10.7         Priorities and Offset.

(a)          In the event that the Representative does not dispute a claim for indemnification hereunder, or the parties or a court shall have resolved any such claim for indemnification in favor of a Parent Indemnified Party, or any other indemnification obligation is owed to a Parent Indemnified Party, the Parent shall have the right, and the obligation, to offset the monetary amount thereof as follows: (1) first, against any portion of the General Escrow Funds that is immediately available in accordance with the Escrow Agreement (and not already subject to any prior, pending, unpaid and unresolved claims made pursuant to and in accordance with this Agreement); and (2) second, against any portion of the Earnout Amount that has been finally determined to be due and payable and has not yet been paid (and is not already subject to any prior, pending, unpaid and unresolved claims made pursuant to and in accordance with this Agreement); and, thereafter, Parent may pursue any other remedy available hereunder against the Principal Equityholders, subject to the terms hereof; provided, however, in the event any portion of the General Escrow Funds are used to satisfy any claim under Sections 10.1(a)(ii) through (x) (the amount thereof referred to herein as the “Escrow Deficiency”), then, with respect to any indemnification obligation for a claim under Section 10.1(a)(i), in addition to any other indemnification obligation hereunder, the Principal Equityholders shall also be jointly and severally responsible to the Parent Indemnified Parties for the amount of such obligation to the extent such obligation exceeds the then available Escrow Funds and in an amount up to the Escrow Deficiency, and the Parent shall have the right, but not the obligation, to obtain satisfaction of such claim from the Principal Equityholders before offsetting against the Earnout Amount or otherwise.

(b)          If the Representative has disputed any claim for Losses by any Indemnified Party in accordance herewith and such dispute has not been resolved, the amount of such disputed Losses shall be retained as General Escrow Funds in accordance with the Escrow Agreement, or shall reduce Earnout Amount, until such claim has been resolved pursuant to (i) a written settlement agreement entered into by the Parent and the Representative or (ii) a final decision, order or award issued by an arbitrator or a court in accordance with this Agreement.

(c)          No exercise of, nor failure to exercise, the rights set forth in this Section 10.7 shall constitute an election of remedies or limit any Indemnified Party’s other rights hereunder or otherwise. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Parent or any Indemnified Party is or may be entitled at law, in equity, under this Agreement (including any exhibits hereto) or otherwise. The exercise of rights in good faith hereunder, whether or not ultimately determined to be justified, shall not constitute a breach of any covenant hereunder.

ARTICLE 11
TAX MATTERS

Section 11.1          Filing Responsibility.

(a)          The Representative shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date and relate to Income Taxes (“Pre-Closing Returns”), and the Taxes provided thereon shall be paid by Parent to the extent reflected on the Closing Balance Sheet and taken into account in determining the Final Working Capital or from the General Escrow Funds if such Taxes are not reserved against on the Closing Balance Sheet. The Representative shall provide, or cause to be provided, to the Parent a final draft of such Pre-Closing Return at least thirty (30) days prior to the due date for filing such Tax Return (including all applicable extensions), for review by the Parent which Tax Return shall be completed consistent with applicable Law, and, to the extent not inconsistent with applicable Law, the past practice of the Company in their Tax Return preparation. Within fifteen (15) days following the receipt of the draft, the Parent may notify the Representative of any reasonable objections the Parent may have to any items set forth in such draft Tax Return, the basis of which is inconsistency with applicable Law or with past practice of the Company and the Parent and the Representative shall consult in good faith and attempt to resolve any such objection and to mutually consent to the filing of such Tax Return; provided that if the Representative and the Parent are unable to resolve any objection raised by the Parent, within ten (10) days after the Parent notifies the Representative of any objection relating to such Tax Return, the dispute shall be submitted to the Accountants for resolution in accordance with Section 3.6(e).

(b)         The Parent shall timely prepare and file, or cause to be timely prepared and filed, all other Tax Returns of the Company for all Tax periods that end after the Closing Date, and timely pay, or cause to be paid, when due, all Taxes relating to such returns; provided that the Taxes provided thereon that are allocable to a pre-Closing period shall be paid by Parent to the extent reflected on the Closing Balance Sheet and taken into account in determining the Final Working Capital or from the General Escrow Funds if such Taxes are not reserved against on the Closing Balance Sheet. The Parent shall provide, or cause to be provided, to the Representative a substantially final draft of each such Tax Return relating to a Straddle Period at least thirty (30) days prior to the due date for filing such Tax Return (including all applicable extensions), for review by the Representative. Within fifteen (15) days following receipt of the draft, the Representative shall notify the Parent of any reasonable objections the Representative may have to any items set forth in such draft Tax Return and the Parent and the Representative shall consult and resolve in good faith and attempt to resolve any such objection and to mutually consent to the filing of such Tax Return; provided that if the Representative and the Parent are unable to resolve any objection raised by the Representative within ten (10) days after the Representative notifies the Parent of any objection relating to such Tax Return, the dispute shall be submitted to the Accountants for resolution in accordance with Section 3.6(e).

Section 11.2         Cooperation and Records Retention. The Representative and the Parent shall (a) each provide the other, and the Parent shall cause the Company to provide the Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (b) each retain and provide the other, and the Parent shall cause the Company to retain and provide the Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the Company for any period. Without limiting the generality of the foregoing, the Parent shall retain, and shall cause the Company to retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the Representative with a reasonable opportunity to review and copy the same. Each Party shall bear its own expenses in complying with the foregoing provisions of this Section 11.3, provided that the Parent shall pay the expenses incurred in connection with any Tax Return prepared or caused to be prepared by the Representative up to the amount accrued on the Closing Balance Sheet for the cost of preparing such Tax Returns.

ARTICLE 12
MISCELLANEOUS

Section 12.1         Representative.

(a)          The Representative may be removed at any time upon the written election of the Holders representing at least 75% of the aggregate Ownership Interests; provided that such Holders concurrently elect a replacement Representative and Parent is given prompt written notice of such replacement by the Representative (and such appointment is not binding on Parent until after Parent receives such written notice). By virtue of the execution of the Principal Equityholders Agreement by each Principal Equityholder, by the execution of the Option Cancellation Agreement by each Option Holder, by the execution of the Letter of Transmittal by each Holder and by the consummation of the transactions contemplated hereby, each Holder has constituted and hereby constitutes and appoints the Representative, including any replacement of any such Representative, as attorney-in-fact with full power of substitution and authority to execute any amendment or waiver of this Agreement and any other document or instrument necessary or advisable in order to carry out the provisions of this Agreement, to give and receive notices and communications, to dispute any claim any Parent Indemnified Party with respect to indemnification hereunder, to agree to, negotiate, enter into settlements and compromises of, and to comply with orders of courts with respect to any dispute or loss, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Holders shall, pro-rata based upon their Ownership Interest, be responsible for the payment of all fees and expenses reasonably incurred by the Representative in performing its duties under this Agreement; provided, that Parent shall have no obligation or Liability arising from or relating to any claim or dispute between any Holder and the Representative under this Section 12.1 (and Parent’s rights, including Parent’s right to rely on the actions and decisions of the Representative and other rights under this Agreement) shall not be affected in any way thereby. All actions and decisions of the Representative may be relied upon by the Parent, the Company and any third person, and shall be binding and conclusive upon each Shareholder.

(b)         The Representative shall be entitled to recover from the Principal Equityholders, on a pro-rata basis based upon the Principal Equityholder’s respective ownership interest in the Company Shares, any fees and expenses that the Representative may incur in his capacity as such pursuant to this Agreement. In that regard, the Representative shall be entitled to retain Five Hundred Thousand Dollars ($500,000) of the Closing Merger Consideration otherwise payable to the Principal Equityholders (the “Expense Funds”) as a reserve against the payment of expenses incurred in his capacity as the Representative, to be used by the Representative to pay any expenses incurred by the Representative in such capacity. The Expense Funds shall be deemed paid to the Principal Equityholders at Closing for all purposes hereunder and under applicable Laws.

Section 12.2         Notices, Consents, etc. Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent electronically or by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing with confirmation of receipt.

If to the Company (following the Closing), the Surviving Corporation, or to the Parent:

QOMPLX, Inc.

Attention: Jason Crabtree, Chairman and CEO

1775 Tysons Blvd, Suite 800

Tysons, VA 22102

E-mail: [Redacted]

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1650 Tysons Boulevard, Suite 400

McLean, VA 22102

Attention: Daniel R. Kahan, Esq., Daniel Max, Esq., and Thomas J. Knox

Email: dkahan@kslaw.com, dmax@kslaw.com, and tknox@kslaw.com

If to the Company (prior to Closing):

Sentar, Inc.

Attention: Peter Kiss, Founder

[Redacted]

with a copy to (which shall not constitute notice):

Lanier Ford Shaver & Payne P.C.

2101 West Clinton Avenue, Suite 102

Huntsville, AL 35805

Attention: John R. Wynn, Esq. and Corey W. Jenkins, Esq.

E-mail: jrw@lanierford.com and cwj@lanierford.com

If to the Representative:

Sunrise Rep Fund, LLC

Attention: Peter Kiss, Representative

[Redacted]

with a copies to (which copy shall not constitute notice hereunder):

Lanier Ford Shaver & Payne P.C.

2101 West Clinton Avenue, Suite 102

Huntsville, AL 35805

Attention: John R. Wynn, Esq. and Corey W. Jenkins, Esq.

E-mail: jrw@lanierford.com and cwj@lanierford.com

and

Bridget McCaleb

[Redacted]

E-mail: [Redacted]

Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three (3) Business Days after the date of mailing if sent by certified or registered mail, (iii) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding Business Day after transmission by electronic means or facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).

Section 12.3         No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 10.

Section 12.4          Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 12.5         Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on (a) Parent only if such amendment or waiver is set forth in a writing executed by Parent, (b) the Company only if such amendment or waiver is set forth in a writing executed by the Representative, and (c) the Representative and all Shareholders and Option Holders only if such amendment or waiver is set forth in a writing executed by the Representative pursuant to Section 12.1(a). The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

Section 12.6         Further Assurances. Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

Section 12.7         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one (1) and the same agreement, binding on the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. In the event that any signature to this Agreement or any Transaction Document is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or Transaction Document or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 12.8          Expenses. Each of the parties hereto shall pay all costs and expenses incurred or to be incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby; provided, however, that any Transaction Related Expenses shall be borne by the Shareholders and Option Holders and paid as provided herein.

Section 12.9         Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles, except that the filing of the Certificate of Merger and matters of internal corporate governance of the Company and the Merger Sub shall be governed by the laws of the State of Alabama.

Section 12.10       Dispute Resolution. The parties recognize that disputes may arise in the future concerning this Agreement or any ancillary document executed in connection with this Agreement (a “Dispute”). Therefore, except to the extent that Disputes are covered by Section 3.6 and Section 3.7, and except as set forth below in Section 12.10(f), the parties shall resolve any and all such Disputes of any nature whatsoever in the following manner:

(a)         Negotiation. In the event of a Dispute, the Parties shall attempt to settle such Dispute through informal negotiations. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. Notwithstanding the foregoing, nothing in this Section 12.10 shall preclude any party from commencing arbitration at any time.

(b)         Arbitration. Any Dispute, which remains unresolved, shall be submitted to binding arbitration in accordance with Chapter 1, Title 9 of the United States Code (Federal Arbitration Act). Arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules as supplemented by its Supplementary Procedures for Complex Cases.

(c)          Situs. The situs of the arbitration shall be in Huntsville, Alabama; provided, however, the parties shall use best efforts to conduct any arbitration via an online meeting platform such as Zoom or Webex.

(d)         Number and Qualification of Arbitrators. The arbitration shall be decided by a panel of three (3) neutral arbitrators. AAA shall recommend arbitrators from its commercial panel, giving due regard to the Parties’ desire to have arbitrators with experience in hearing commercial arbitrations. The arbitrators shall be selected in accordance with AAA Commercial Arbitration Rules. Recognizing the intent of the parties to obtain impartial, independent decisions and rulings, each arbitrator shall disclose to the parties and to the other parties of the panel, any professional, familial or social relationship, present or past relationship, with any party or counsel. Any party may challenge in writing the appointment or continued service of any arbitrator for lack of independence, partiality or any other case likely to impair such arbitrator’s ability to render a fair and equitable decision. Where such challenge is made to an arbitrator, the AAA shall uphold or dismiss the challenge. In the event the challenge is upheld, such arbitrator shall cease to be a member of the panel. Any arbitrator may be removed upon agreement of the parties.

(e)          Remedies. All decisions or rulings of the panel, as well as any interim or final award, shall be pursuant to the majority vote of three (3) arbitrators comprising the panel. Except as provided in this Section 12.10, the arbitrators shall have authority to award any remedy or relief that a court of the State of Delaware or Alabama, or a court of the United States of America, could award or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, pre-judgment or post-judgment interest, or the imposition of sanctions for abuse or frustration of the arbitration process.

(f)          Interim Equitable Relief. Any party hereto may, unless expressly prohibited hereunder, seek from a court any interim or provisional equitable relief that may be necessary to protect the rights or property of that party pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of the controversy.

(g)         Waiver of Jury Trial. Each Party irrevocably waives any and all right to a trial by jury of any claim or cause of action in any legal proceeding arising out of or relating to this Agreement or the transactions or events contemplated hereby.

(h)         Fees and Expenses. Parent on the one hand, and the Representative on the other hand, shall each bear one-half of the costs and fees of the arbitrators, including the arbitrators’ hourly rates, travel expenses and other out-of-pocket expenses; provided, however, the arbitrators shall have the discretion and authority to award the prevailing party, if any, as determined by the arbitrators, such party’s share of such costs and fees.

Section 12.11       Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

Section 12.12      Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but this Agreement and all rights and interests hereunder will not be assignable, transferable or delegable by any party hereto without the prior written consent of the other parties hereto and, in addition, as mentioned in Section 3.7, the contingent right to receive the Earnout Amount is not assignable or transferable; provided, however, that nothing in this Agreement shall or is intended to limit the ability of the Parent to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Company to any Affiliate of Parent at any time, whether prior to, as of, or following the Closing Date.

Section 12.13        Interpretation. The Parties acknowledge and agree that this Agreement has been negotiated at arm’s length between parties equally sophisticated and knowledgeable in the matters dealt with herein. Each Party has been represented by counsel of its or his own choosing. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in the Agreement against the party that drafted it is not applicable and is waived.

Section 12.14       Publicity. The parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the transactions contemplated hereby unless such announcement or release is mutually agreed to by each of the parties hereto. Notwithstanding the foregoing, each party may release such information that is required of them pursuant to any Law; provided that such releasing party (prior to such release) immediately inform the other parties hereto regarding the requirement and content of such release.

Section 12.15       Entire Agreement. This Agreement, the Preamble, all the Disclosure Schedules and Exhibits attached to this Agreement and the Transaction Documents (all of which shall be deemed incorporated in the Agreement and made a part hereof), set forth the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, written or oral, of the parties hereto and thereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and this Agreement may be modified only as provided in Section 12.5.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by a duly authorized Person as of the date first above written.

** COUNTERPART SIGNATURE PAGES ATTACHED **

SIGNATURE PAGE

OF

PARENT AND MERGER SUB

TO

AGREEMENT AND PLAN OF MERGER

QOMPLX, Inc.

By:	/s/ Jason crabtree
JASON CRABTREE, CHIEF EXECUTIVE OFFICER

SUNRISE ACQUISITION, INC.

By:	/s/ john ferrari
JOHN FERRARI, PRESIDENT

SIGNATURE PAGE

OF

COMPANY AND REPRESENTATIVE

TO

AGREEMENT AND PLAN OF MERGER

Sentar, Inc.

By:	/s/ bridget mccaleb
BRIDGET MCCALEB, CEO

SUNRISE REP FUND, LLC

bY:	/s/ PETER KISS
PETER KISS, REPRESENTATIVE